Exhibit 2.1

DATED     AUGUST 2008

                              (1)       SAPIENT LIMITED

                              (2)       SAPIENT CORPORATION

                              (3)       J. DAVIES, C. MUNRO and others

AGREEMENT relating to the sale and purchase of the entire issued share capital of The Derivatives Consulting Group Limited

K&L Gates LLP
110 Cannon Street London EC4N 6AR
Tel: +44 (0)20 7648 9000
Fax: +44 (0)20 7648 9001
Ref: NJW/6011153.00010

AGREED FORM DOCUMENTS

Service Agreements - Clause 1.1;

Tax Deed - Clause 1.1;

Data Room Index - Clause 1.1

Indemnities in respect of lost share certificates - paragraphs 1(a) and (b) of Schedule 4;

Powers of attorney - paragraph 1(d) of Schedule 4;

Acknowledgements - paragraph 1(j) of Schedule 4;

Directors' and secretaries' resignations - paragraph 1(o) of Schedule 4.

Loan Note Instrument

Loan Note Certificates

Option Agreement

Option Exercise Notices

Side Letters

Budget

Deed of Termination (Shareholders' Agreement) - paragraph 1(f) of Schedule 4

Deed of Acknowledgement (Gil Koenigsberg) - paragraph 1(s) of Schedule 4

Orderly Market Agreement (Covenantors)

Operating Agreement in respect of Derivatives Consulting Group LLC

1

THIS AGREEMENT is made on                August 2008

AMONG:

 (1)     SAPIENT LIMITED (registered in England and Wales under number 03144067) whose registered office is at 1 Exchange Tower, Harbour Exchange Square, Limeharbour, London E14 9GE (the "Purchaser");

(2)      SAPIENT CORPORATION (incorporated in the State of Delaware) whose principal offices are at 131 Dartmouth St, Boston, Massachusetts 02116, USA ("Sapient"); and

 (3)     THE PERSONS whose names and addresses are set out in Schedule 1 (the "Vendors").

.WHEREAS:

(A)  The Company is a private company limited by shares incorporated in England and Wales with company number 04919683.

(B)  The Vendors have agreed to sell and the Purchaser has agreed to purchase the entire issued share capital of the Company on the terms and subject to the conditions of this Agreement.

NOW IT IS AGREED as follows:

1.  INTERPRETATION

1.1  In this Agreement, unless the context requires otherwise:

"Accounts" means the audited financial statements of the Company and the audited consolidated financial statements of the Group as at, and for the accounting year ended on, the Accounts Date (including, in each case, the balance sheet, profit and loss account, cashflow statement and all notes) together with the directors' report; and in Schedule 5 the "Company Accounts" means the Accounts of the relevant Group Company and "Group Accounts" means the Accounts of the Group;

"Accounts Date" means 31 March 2008;

"Associate" has the meaning given in section 435 of the Insolvency Act 1986;

"Auditors" means the Purchaser's independent auditors from time to time;

"Budget" means the Group's budget in the agreed form;

"Business Day" means a day which is not a Saturday or Sunday or a bank or public holiday in England;

"Business Information" means information used by, or relating to the business, affairs, products, services, activities, operations, properties, finances, assets or liabilities of, any Group Company which is confidential or not generally known including:

   (a)  customer and supplier lists and other customer-related and supplier-related information;

   (b)  sales targets, sales statistics, market share statistics, market research surveys and reports and other sales, marketing and promotional information;

   (c)  Know-how;

   (d)  business plans and forecasts and information relating to business development and future projects and commercial relationships; and

   (e)  all notices, correspondence, orders, enquiries and accounting, financial and tax books and records,

in each case, in whatever form held;

"Business IP" means all Intellectual Property owned, used or enjoyed, or contractually available to be used or enjoyed, by any Group Company;

"CAA" means the United Kingdom Capital Allowances Act 2001;

"Cash Consideration" means that part of the Consideration payable in cash on Completion being £10,000,000;

"Company" means The Derivatives Consulting Group Limited, details of which are set out in Part 1 of Schedule 2 except in Schedule 5 where it means each of the Group Companies severally;

"Completion" means completion of the sale and purchase of the Shares in accordance with Clause 4;

"Completion Accounts" means the consolidated financial statement of the Group in the format set out in Part 2 of Schedule 10 for the period commencing on 1 April 2008 and ending on the Completion Accounts Date prepared and agreed or determined in accordance with Clause 6 and Schedule 10;

"Completion Accounts Date" means 31 July 2008;

"Completion Date" has the meaning given in Clause 4.1;

"Consideration" has the meaning given in Clause 3.1;

"Covenantors" means each of Cameron Munro, Jonathan Davies, Gil Koenigsberg, Simon Rees-Goddard, Paul Middleton and David Newland;

"Data Room" means the "Project Old Bailey" data room made available to the Purchaser and its advisers up to the date of this Agreement;

"Data Room Documents" means the documents contained in the Data Room which are listed in the Data Room Index and copies of which are contained in electronic form on CD-ROMs in the agreed form attached to the Disclosure Letter;

"Data Room Index" means the index to the Data Room Documents, in the agreed form;

"DCG Revenue" means the Revenue of the Group Companies in Year One;

"Default Rate" means a rate per annum of 250 basis points above the base lending rate from time to time of Barclays Bank Plc;

"Disclosure Documents" means the Disclosure Letter and the Data Room Documents;

"Disclosure Letter" means the letter of the same date as this Agreement from the Warrantors to the Purchaser qualifying the Warranties receipt of which has been acknowledged by the Purchaser immediately prior to signing this Agreement;

"Disputed Matters", "Dispute Notice" and "Dispute Resolution Period" have the respective meanings given in Clause 6;

"Draft Completion Accounts" means the draft of the Completion Accounts prepared in accordance with Clause 6.1(a);

"Draft Net Assets Statement" means the draft of the Net Assets Statement prepared in accordance with Clause 6.1(b);

"Draft Variance Statement" means the draft of the Variance Statement prepared in accordance with Clause 6.1(b)

"Earn-Out Accounts" means the financial statements of the Group Companies (comprising the balance sheets and profit and loss accounts of the relevant companies on a consolidated basis together with the notes thereon) or setting out the Eligible Services Revenue (as appropriate) for each Earn-Out Year as prepared or determined in accordance with Schedule 8;

"Earn-Out Consideration" means that part of the Consideration payable pursuant to Clause 3.2(a) and determined in accordance with Clauses 3.3  and 3.4;

"Earn-Out Period" means the period starting at Completion and ending on 31 March 2011;

"Earn-Out Year" means each of Year One, Year Two and Year Three;

"EBITDA" means earnings before interest, taxation, depreciation and amortisation;

"EBITDA Variance" means the amount by which the Group's EBITDA for the period from the Accounts Date to the Completion Accounts Date varies from the Group's EBITDA for such period as set out in the Budget, as agreed or determined in accordance with Clause 6 and Schedule 10;

"Eligible Services" means the business of the Group Companies as carried on at Completion (including operational support services for near-shore and offshore derivative (and underlying cash instrument) processing) and such other operational support services for near-shore and offshore derivative (and underlying cash instrument) processing as may be carried on by the Purchaser's Group from time to time (but for the avoidance of doubt excluding any acquisition made by the Purchaser's Group after Completion (other than the acquisition of the Group);

"Eligible Services Revenue" means Revenue received by a Relevant Group Company for the provision of Eligible Services;

"Encumbrance" includes any mortgage, charge, pledge, hypothecation, lien and security interest of whatsoever nature (including any imposed by law) and any proprietary interest or equity of any person including any agreement for sale, estate contract, title retention, option or right of pre-emption or right of first refusal and any easements, profits, way leaves, licences, grants, covenants, restrictions, stipulations and burdens;

"Environment" means all or any part of the air (including, without limitation, the air within buildings and the air within other natural or man-made structures above or below ground), water and land (including made ground) and any living organisms or systems supported by those media;

"Environmental Laws" means all applicable statutes and subordinate legislation and other national, and local laws, common laws or guidance notes so far as they relate to or apply to Environmental Matters from time to time;

"Environmental Matters" means:

(a)  pollution or contamination;

(b)  the disposal, release, spillage, deposit, escape, discharge, leak or emission of, Hazardous Materials or Waste;

(c)  exposure of any person to Hazardous Materials or Waste;

(d)  all matters related to health and safety of employees;

(e)  the creation or existence of any noise, vibration, radiation, common law or statutory nuisance, or other adverse impact on the Environment;

(f)  use and recovery of packaging and electrical and electronic equipment;

(g)  any other matters relating to human health and safety or the condition, protection, maintenance, restoration or replacement of the Environment arising directly or indirectly out of the manufacturing, processing, treatment, keeping, handing, use (including as a building material), possession, supply, receipt, sale, purchase, import, export, transportation or presence of Hazardous Materials or Waste;

"Existing Use" means the actual use to which each Property is put;

"FA" followed by the number of a calendar year means the United Kingdom Finance Act of that year;

"full title guarantee" has the meaning given by the Law of Property (Miscellaneous Provisions) Act 1994;

"Group" means the Company and the Subsidiaries and "Group Company" means a member of the Group;

"Hazardous Material" means anything which alone or in combination with other things is capable of causing harm or damage to property or to the Environment ;

"holding company" means a holding company within the meaning of section 1159 of the Companies Act 2006;

"ICE Regulations" means the Information and Consultation of Employees Regulations 2004;

"ICTA" means the Income and Corporation Taxes Act 1988;

"Independent Firm" has the meaning given in Clause 6.6(b);

"Initial Agreement Period" has the meaning given in Clause 6.3;

"Initial Loan Note Consideration" means that part of the Consideration to be satisfied by the allotment of Loan Notes on Completion being £1,000,000;

"Intellectual Property" means all patents, trade marks, rights in design, trade or business names, copyright (including rights in computer software) and topography rights (whether or not any of these is or are registered and including applications for registration) and all rights throughout the world of a similar nature or with similar effect to any of these and in whatever form or media;

"ITA" means the United Kingdom Inheritance Tax Act 1984;

"Know-how" means data, information, knowledge, technical experience, expertise,  skills, methods, procedures, techniques, systems, processes, drawings, designs, formulae, specifications, scientific, commercial and technical information, operational knowledge, inventions, manuals and instructions;

"Leakage" means any of the following:

(a)  a dividend or distribution declared, made or paid by any Group Company (other than to another Group Company);

(b)  a payment by any Group Company (other than to another Group Company) in respect of any share or loan capital or other securities (including a purchase of own shares or redemption of share capital);

(c)  a gift made by any Group Company (other than to another Group Company);

(d)  a waiver of all or part of a debt or other liability owed to any Group Company by any Vendor or any Associate of any Vendor;

(e)  a payment by any Group Company to any Vendor or any Associate of any Vendor, including payment of any management, service or similar fee but excluding any amounts accrued and payable in accordance with the terms of the employment or consultancy contracts contained in the Disclosure Documents;

(f)  a transfer or surrender of any asset by any Group Company to any Vendor or any Associate of any Vendor or the assumption of a liability or obligation by any Group Company for the benefit of any Vendor or any Associate of any Vendor or the giving of any guarantee, indemnity or other similar obligation by any Group Company in respect of a liability or obligation of any Vendor or any Associate of any Vendor;

(g)  a payment by any Group Company of any fees or expenses in connection with the preparation for or the negotiation or consummation of the sale of the Shares or any other transaction contemplated by this Agreement;

(h)  the agreement or undertaking by any Group Company to do any of the matters referred to in paragraphs (a) to (g) above.

"Lease" means any lease or licence under which any Group Company  holds any of the Properties;

"Leasehold Properties" means the land and buildings referred to in Schedule 3;

"Lease Sums" has the meaning given in paragraph 25.11 of Schedule 5;

"Loan Note Instrument" means the instrument in the agreed form constituting £21,000,000 principal amount of 8.70 per cent. unsecured loan notes of the Purchaser;

"Loan Notes" means the loan notes constituted by the Loan Note Instrument to be issued in accordance with Clause 3 and Schedule 7;

"Management Accounts" means the monthly management accounts of the Group for the period from the Accounts Date to 30 June 2008;

"Net Assets" means the net assets of the Group as at the Completion Accounts Date  as agreed or determined in accordance with Clause 6 and Schedule 10;

"Net Assets Statement" means the statement in the format set out in Part 3 of Schedule 10 setting out the Net Assets prepared and agreed or determined in accordance with Clause 6 and Schedule 10;

"Nominated Account" means the client account numbered 00229134 of the Vendors' Solicitors with the 39 Threadneedle Street, London, EC2A 8AU branch of  Lloyds Bank Plc (Sort Code: 30-00-09, Account Name: CMS Cameron McKenna LLP);

"Optionholders" means those persons listed in Schedule 3 to the Side Letters to be entered into by each of the Warrantors;

"Option Agreement" means the put and call option agreement relating to the Loan Notes between the Vendors, the Purchaser and Sapient in the agreed form;

"Option Exercise Notices" means the exercise notices in the agreed form from each of the Optionholders in relation to all options held by them over shares in the Company;

"Option Exercise Proceeds" means the sum of £1,169,930 payable to the Warrantors upon issue of the Draft Completion Accounts in accordance with Clause 6.2;

"Orderly Market Agreement" means the orderly market agreement in the agreed form to be entered into between the Covenantors and Sapient;

"Properties" means the land and buildings referred to in Parts 1 and 2 of Schedule 3;

"Purchaser's Group" means the Purchaser, its holding companies (including Sapient), its subsidiaries and the subsidiaries of its holding companies from time to time following Completion;

"Purchaser's Solicitors" means K&L Gates LLP of 110 Cannon Street, London EC4N 6AR;

"recognised investment exchange" has the meaning given in section 285 of the Financial Services and Markets Act 2000;

"Relevant Group" means the Group in Year One and the Purchaser's Group in Year Two and Year Three and "Relevant Group Company" shall be construed accordingly;

"Relevant Proportions" means the proportion which each Vendor's holding of Shares bears to the total number of Shares in issue, as set out in each Vendor's respective Side Letter;

"Representative" means any appropriate representative (as that expression is used in the Transfer Regulations or TULRCA), negotiating representative (as that expression is used in the ICE Regulations), information and consultation representative (as that expression is used in the ICE Regulations) and the Transnational Information and Consultation of Employees Regulations 1999), employee representative (as that expression is used in the Transnational Information and Consultation of Employees Regulations 1999) or any staff association or trade union representative;

"Retention Amount" means £2,000,000;

"Retention Claim Date" means the date being 25 Business Days before the Retention Payment Date;

"Retention Payment Date" has the meaning given in Schedule 7;

"Revenue" means revenue for which any Relevant Group Company has a binding written, signed contract, payment for which qualifies to be recorded and has been recorded in the Relevant Group Companies' books as recognized revenue pursuant to the applicable Sapient revenue recognition policy and otherwise in accordance with US GAAP but excluding monies received by the Relevant Group Companies that do not constitute payment for professional services provided by the Relevant Group Companies (including project expenses, hardware, software, third-party licenses, and any and all other pass-through costs);

"Revenue Variance" means the amount by which the Group's revenue for the period from the Accounts Date to the Completion Accounts Date varies from the Group's revenue for such period as set out in the Budget, as agreed or determined in accordance with Clause 6 and Schedule 10;

"Service Agreements" means the agreements in the agreed form to be entered into on Completion between the Company and each of Jonathan Davies, Cameron Munro, Gil Koenigsberg, Simon Rees-Goddard, Paul Middleton and David Newland;

"Shares" means 510,000 'A' ordinary shares of 0.01 pence each, 250,000 'B' ordinary shares of 0.01 pence each, 260,000 'C' ordinary shares of 0.01 pence each, 10,000 'D' ordinary shares of 0.01 pence each, 170,000 'E' ordinary shares of 0.01 pence each and 130,930 'F' ordinary shares of 0.01 pence each in the capital of the Company comprising the entire issued share capital of the Company;

"Side Letter" means the side letters in the agreed form to be entered into by the Purchaser, Sapient and each Vendor;

"Subsidiaries" means the companies briefly described in Part 2 of Schedule 2;

"subsidiary" means a subsidiary within the meaning of sections 736 and 736A of the Companies Act 1985;

"Tax" or "Taxation" has the meaning given in clause 1 of the Tax Deed;

"Tax Authority" has the meaning given in clause 1 of the Tax Deed;

"Tax Deed" means the deed in the agreed form to be entered into on Completion between the Warrantors and the Purchaser;

"Taxation Statute" means any statute, statutory instrument, enactment, law, bye law, regulation or legislative provision providing for or imposing any charge, assessment or levy to Taxation including any directives and regulations adopted by the Council of the European Union;

"Tax Warranties" means the Warranties set out in Part 2 of Schedule 5;

"TCGA" means the Taxation of Chargeable Gains Act 1992;

"TMA" means the Taxes Management Act 1970;

"Transaction Documents" means this Agreement, the Side Letters, the Disclosure Letter, the Option Agreement, the Loan Notes, the Loan Note Instrument, the Tax Deed, the Option Exercise Notices and any other agreement or instrument entered into pursuant to this Agreement;

"Transfer Regulations" means the Transfer of Undertakings (Protection of Employment) Regulations 2006 or the Transfer of Undertakings (Protection of Employment) Regulations 1981;

"TRM Practice" means Sapient's trading and risk management practice, including the Eligible Services (but for the avoidance of doubt excluding any acquisition made by the Purchaser's Group (other than the acquisition of the Group) after Completion);

"TULRCA" means the Trade Union and Labour Relations (Consolidation) Act 1992;

"UK GAAP" means generally accepted accounting principles in the United Kingdom as in effect during the relevant reporting period;

"US GAAP" means generally accepted accounting principles in the United States as in effect during the relevant reporting period;

"Variance Statement" means the statement in the format set out in Part 4 of Schedule 10 setting out the Revenue Variance and the EBITDA Variance prepared and agreed or determined in accordance with Clause 6 and Schedule 10;

"VAT" means the tax as constituted by the VATA and any other tax imposed in addition or in substitution for it at the rate from time to time imposed and the legislation relating to value added tax in any other jurisdiction;

"VATA" means the Value Added Tax Act 1994;

"Vendors' Representatives" means Jonathan Davies and Cameron Munro acting jointly or such other person or person as may be appointed from time to time by notice in writing signed by each of the Vendors and served on the Purchaser in accordance with Clause 22;

"Vendors' Solicitors" means CMS Cameron McKenna LLP of Mitre House, 160 Aldersgate Street, London EC1A 4DD;

"Warranties" means the warranties set out in Schedule 5 and "Warranty" has the corresponding meaning;

"Warrantors" means Jonathan Davies and Cameron Munro;

"Waste" means any waste including anything which is abandoned, unwanted or surplus irrespective of whether it is capable of being recovered or recycled or has any value;

"Worker" means a worker within the meaning of regulation 2(1) of the Working Time Regulations 1998;

"Works" means the carrying out of:

(a)  inspection, investigation, sampling and monitoring works;  and

(b)  any works, including the installation, operation, repair or replacement of plant or equipment, in order to remove, remediate or contain any Environmental Matter or in order to prevent an Environmental Matter from arising.

"Year One" means the eight month financial period commencing on 1 August 2008 and ending on 31 March 2009;

"Year Two" means the twelve month financial period ending on 31 March 2010; and

"Year Three" means the twelve month financial period ending on 31 March 2011.

1.2  In this Agreement, unless the context requires otherwise:

 (a)  references to Clauses and Schedules are references to clauses of and schedules to this Agreement, references within a sub-clause to "this Clause" are references to the whole Clause and not merely to the sub-clause in which it appears and references in a Schedule to paragraphs are references to paragraphs of that Schedule;

(b)  the Schedules form part of this Agreement and have the same force and effect as if expressly set out in the body of this Agreement and any reference to this Agreement includes the Schedules;

(c)  headings are included for convenience only and do not affect the interpretation of this Agreement;

(d)  words in the singular include the plural and vice versa and references to any gender include references to the other genders;

(e)  references to a "company" shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established;

 (f)  references to a "person" shall be construed so as to include any natural person, partnership, joint venture, company, trust, firm, association, government, governmental (or supra-governmental) agency, authority or department, or any other entity, whether acting in an individual, fiduciary or other capacity;

 (g)  any reference to a time of day is to London time;

 (h)  any reference to a party shall mean any party to this Agreement;

 (i)  any reference to the parties shall include their respective successors in title, permitted assigns and personal representatives;

(j)  any reference to a document as being "in the agreed form" means that document in a form agreed between the Vendors' Representatives and the Purchaser such agreement being signified by the signature or initialling of a draft for the purposes of identification by or on behalf of each of the Vendors' Representatives and the Purchaser;

(k)  where the words "include[s]", "including" or "in particular" are used in this Agreement, they are deemed to be followed by the words "without limitation";

(l)  where any statement is qualified by the expression "so far as the Warrantors are aware" or any similar expression that statement shall mean the actual knowledge of each of the Warrantors having made reasonable enquiry of each other and of each of Gil Koenigsberg (in respect of matters relating to himself and the Group's activities in the United States only), Simon Rees-Goddard, Paul Middleton, David Newland, Douglas Paterson, Neil Walker, Sean McGee, Claire Lincoln-White, Julie Rowlands, Anna McAndrew, Toby Kaan, Patricia Wilson (in respect of matters relating to pensions and human resources only), Steven Payne (in respect of matters relating to Singapore only), Neville Price, Shaun McGloin and Jonathan Martin;

 (m)  any reference to any statute or statutory provision shall include that statute or statutory provision as from time to time amended, modified, replaced or re-enacted (whether before or after the date of this Agreement) and any order, regulation, instrument, bye-law or other subordinate legislation made under it save to the extent that such amendments, modifications, replacements or re-enactments taking place after the date of this Agreement would impose any greater obligations or liabilities on, or reduce the benefit to, any party;

 (n)  except where otherwise stated, any agreement, covenant, representation, warranty or undertaking on the part of the Vendors, Covenantors or Warrantors is made or given severally; and

 (o)  any reference to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official, person or any other legal concept, statute or regulation shall, in respect of any other jurisdiction, be treated as including that which in their nature and effect most nearly approximate in that jurisdiction to the English legal term, statute or regulation.

2.  SALE OF SHARES

2.1  Subject to the terms of this Agreement and to the terms of the Side Letters (which specify each Vendor's respective legal and/or beneficial ownership of the relevant Shares), each of the Vendors shall sell or procure to be sold with full title guarantee and, notwithstanding any limitation otherwise implied by the Law of Property (Miscellaneous Provisions) Act 1994, free from all Encumbrances the number of Shares set opposite that Vendor's name in Column 2 of such Vendor's respective Side Letter and the Purchaser shall purchase the Shares from the respective Vendors together with all rights attaching to them at the date of Completion (including the right to receive all dividends and distributions declared, paid or made after that date).

 2.2  Each of the Vendors waives any rights he may have under the articles of association of the Company or otherwise to have any of the Shares offered to him for purchase prior to or in consequence of the sale or transfer of the Shares to the Purchaser or its nominees under this Agreement.

3.  CONSIDERATION

3.1  The consideration for the Shares (the "Consideration") shall be:

(a)  £13,000,000 plus the Earn Out Consideration;

(b)  plus the amount (if any) by which the Net Assets exceed the sum of  £1,994,000;

(c)  less the amount (if any) by which the Net Assets are less than the sum of £1,794,000.

3.2  The Consideration shall be satisfied:

(a)  as to £10,000,000, by the Cash Consideration;

(b)  as to £1,000,000, by the allotment by the Purchaser to the Vendors of the Initial Loan Note Consideration;

(c)  as to £2,000,000 by the Retention Amount which shall be dealt with in accordance with Schedule 7; and

(d)  by the allotment by the Purchaser to the Vendors of Loan Notes of a principal amount equal to the Earn Out Consideration determined in accordance with Clauses 3.3 and 3.4.

 3.3  The Earn Out Consideration shall be the aggregate of the following, subject to adjustment in accordance with Clause 3.4 (each an "Earn Out Payment"):

 (a)  a sum payable by reference to the DCG Revenue in Year One where the target DCG Revenue is £19,096,000 plus or minus the Revenue Variance as follows:

% of target Revenue	< 70%	70%	85%	100%	150%
Earn Out Payment (£)	0	1,000,000	1,500,000	2,000,000	3,000,000

(b)  a sum payable by reference to the Group's EBITDA in Year One where the target EBITDA is £2,910,000 plus or minus the EBITDA Variance as follows:

% of target EBITDA	< 80%	80%	90%	100%	150%
Earn Out Payment (£)	0	1,000,000	1,500,000	2,000,000	3,000,000

(c)  a sum payable by reference to the Eligible Services Revenue in Year Two where the target Eligible Services Revenue is the DCG Revenue in Year One,  plus £8,104,000, plus or minus the Revenue Variance and together multiplied by 1.47 (and subject to a minimum of £30,000,000 and a maximum of £51,500,000) as follows:

% of target Revenue	< 70%	70%	85%	100%	150%
Earn Out Payment (£)	0	1,500,000	2,250,000	3,000,000	4,500,000

 (d)  a sum payable by reference to the Eligible Services Revenue in Year Three, where the target Eligible Services Revenue is the Eligible Services Revenue in Year Two multiplied by 1.38 (and subject to a minimum of £33,000,000 and a maximum of £82,800,000) as follows:

% of target Revenue	< 70%	70%	85%	100%	150%
Earn Out Payment (£)	0	1,500,000	2,250,000	3,000,000	4,500,000

(e)  a sum payable by reference to the revenue of the TRM Practice for each of the twelve month financial periods ending on 31 December 2009 (where the revenue target for the TRM Practice is US$337,000,000) and 31 December 2010 (where the revenue target for the TRM Practice is US$484,000,000), as follows:

% of revenue target	< 70%	70%	85%	100%	150%
Earn Out Payment (£)	0	500,000	750,000	1,000,000	1,500,000

 (f)  in relation to each of sub-clauses 3.3(a) - (e) above where the target achieved falls between any of the percentage figures shown the Earn Out Payment shall be determined using straight-line interpolation (so that, for example, an EBITDA achieved in Year One of £3,960,000 (being 110% of target EBITDA) would result in an Earn Out Payment of £2,200,000).

3.4  The Earn Out Consideration shall be further increased by £1 (payable in cash by the Purchaser) for every £5,000,000 by which the DCG Revenue, EBITDA or Eligible Services Revenue referred to in sub-clauses 3.3(a) - (e) exceeds 150% of the particular target specified in each of those sub-clauses.

3.5  Each Earn Out Payment shall be apportioned between the Vendors in accordance with their Relevant Proportions and shall be satisfied by the allotment of Loan Notes in accordance with Clause 3.8. For the avoidance of doubt, the Purchaser shall be entitled to deduct from the Earn-Out Payment payable to any Vendor any amounts owing to the Company and/or the Purchaser by such Vendor pursuant to the indemnities given by such Vendor to the Company and/or the Purchaser under the terms of his respective Option Exercise Notice(s) or (if applicable) any agreement relating to the acquisition of Shares by such Vendor from the Warrantors prior to Completion.

3.6  The parties will produce Earn-Out Accounts in accordance with Schedule 8 and the Earn Out Payment (or Earn Out Payments) relating to each Earn-Out Year shall be due and payable by the Purchaser to the Vendors within 10 Business Days following agreement or determination of the DCG Revenue, EBITDA or Eligible Services Revenue (as appropriate) for that Earn-Out Year in accordance with Schedule 8.  The Earn Out Payments payable pursuant to Clause 3.3(e) shall be made at the same time as Sapient's general bonus plan payments (estimated to be March 2010 and March 2011).

3.7  During the Earn-Out Period the Purchaser and Sapient shall comply with their respective undertakings set out in Schedule 9.

3.8  The proportion of the Consideration to which each Vendor is entitled shall:

(a)  in the case of Cash Consideration be the amount set out in Column 3 of his respective Side Letter;

(b)  in the case of the Initial Loan Note Consideration, be the allotment of the principal amount of Loan Notes set out in Column 4 of his respective Side Letter;

(c)  in the case of the Retention Amount (in respect of the Covenantors only), be the allotment of the principal amount of Loan Notes set out in his respective Side Letter (subject to the provisions Schedule 7); and

(d)  in the case of each Earn Out Payment, be the allotment of such principal amount of Loan Notes as is equal to the Earn Out Payment due to such Vendor determined in accordance with Clauses 3.3, 3.4 and 3.5 (and the Purchaser shall procure that (i) the names of the Vendors are entered in the register of holders of Loan Notes and (ii) duly executed certificates are issued to the Vendors, in each case in respect of the Loan Notes so allotted to them).

4.  COMPLETION

4.1  Completion shall take place immediately upon signing this Agreement at the offices of the Purchaser's Solicitors (or at such other time and place as the Purchaser and the Vendors' Representatives may agree) (the "Completion Date").

4.2  At Completion the Vendors shall:

(a)  deliver or cause to be delivered to the Purchaser's Solicitors the documents set out in paragraph 1 of Schedule 4; and

(b)  procure that board meetings of each Group Company are duly convened and held and that the resolutions set out in paragraph 2 of Schedule 4 are duly passed thereat.

4.3  At Completion (and subject to due compliance by the Vendors with their obligations under Clause 4.2)), the Purchaser and Sapient shall:

(a)  pay the Cash Consideration by electronic funds transfer to the Nominated Account save as otherwise expressly stated in the Option Exercise Notices;

(b)  by resolution of a board of directors or a duly authorised committee thereof constitute the Loan Notes, allot the Initial Loan Note Consideration to the Vendors and procure that the names of the Vendors are entered in the register of holders of Loan Notes in respect of the Loan Notes issued to them;

(c)  deliver or cause to be delivered to the Vendors' Solicitors:

(i)  a counterpart of the Tax Deed executed by the Purchaser;

(ii)  a certified copy of the Loan Note Instrument;

(iii)  certificates in respect of the Loan Notes allotted pursuant to Clause 4.3(b);

(iv)  a counterpart of the Option Agreement executed by Sapient;

(v)  a counterpart of the Orderly Market Agreement executed by Sapient;

(vi)  counterparts of the Side Letters, duly executed by the Purchaser and Sapient;

(vii)  certified copies of the resolutions of the board of directors of each of the Purchaser and Sapient approving the execution and completion of the Transaction Documents; and

(viii)  certified copies of any powers of attorney granted by the Purchaser and/or Sapient under which any Transaction Document is executed; and

(d)  procure that the sum of £750,000 is paid to the Company's bankers, Coutts & Co., in settlement of the Company's loan facility, with an amount equal to such sum to be left outstanding as an inter-company loan between the Purchaser and the Company following Completion.

4.4  The Purchaser shall not be concerned to see to the application of any payments made by the Purchaser under Clause 4.3 and the receipt of the Vendors' Solicitors shall be an absolute discharge to the Purchaser for the Cash Consideration and the Initial Loan Note Consideration.

4.5  If (i) all the provisions of Schedule 4 are not complied with in full by the Vendors or (ii) all of the provisions of Clause 4.3 are not complied with in full by the Purchaser and Sapient, in each case on Completion, then (in respect of the former) the Purchaser or (in respect of the latter) the Vendors may:

(a)  defer Completion to a date not more than 28 days after the date specified in Clause 4.1 in which event the provisions of this Clause 4.5 shall apply to Completion as so deferred; or

(b)  proceed to Completion as far as practicable without prejudice to its rights under this Agreement or otherwise; and

(c)  terminate this Agreement and Clause 17 shall apply.

4.6  The Purchaser shall not be obliged to complete the purchase of any of the Shares unless the purchase of all the Shares is completed at the same time in accordance with this Agreement.

5.  WARRANTIES

5.1  (a) Each Vendor severally warrants to the Purchaser (in respect of themselves only and not in respect of any other Vendor) in the terms of the Warranty set out in paragraph 2.1 of Schedule 5 and, in relation only to the Shares held by that Vendor, in the terms of the Warranties set out in paragraphs 3.1 and 3.4 of Schedule 5.

       (b) The Warrantors jointly and severally warrant to the Purchaser in the terms of the Warranties (save for the Warranties set out in paragraphs 2.1, 3.1 and 3.4 of Schedule 5, which Warranties are given by each Warrantor severally and, in the case of the Warranties set out in paragraphs 3.1 and 3.4 of Schedule 5, by each Warrantor only in respect of the Shares held by such Warrantor).

5.2  The Warrantors acknowledge that the Purchaser is entering into this Agreement in reliance upon the Warranties.

5.3  Each of the Warranties shall be construed as a separate and independent warranty and, save as expressly otherwise provided in this Agreement, shall not be limited by reference to or inference from the terms of any other Warranty or any other provision of this Agreement or any other Transaction Document.

5.4  The Warranties are given subject to those matters which are fairly disclosed in the Disclosure Letter. For the purposes of this Agreement, a matter is "fairly disclosed in the Disclosure Letter" if and only if:

(a)  reasonable details of the matter disclosed are set out in the Disclosure Documents; and

(b)  such details are sufficient to identify the nature and scope of the matter disclosed.

5.5  Save for those matters fairly disclosed in the Disclosure Letter and subject to Clause 5.10, no information of which the Purchaser or any of its agents or advisers has knowledge (whether actual, constructive or imputed) and no investigation or report made or prepared by, on behalf of or for the benefit of the Purchaser shall affect or limit any claim by the Purchaser under the Warranties or reduce any amount recoverable thereunder.

   5.6  The Warrantors agree not to make any claim or pursue any right or remedy which the Warrantors have or may have against any of the Group Companies or any of the employees or officers of any of the Group Companies in respect of the Warranties or the Disclosure Letter or otherwise in connection with this Agreement (save in the case of fraud or fraudulent misrepresentation).

5.7  Any obligation which the Purchaser may have to mitigate any loss arising out of any breach of the Warranties or any other provision of this Agreement shall not extend to allowing any Group Company to become insolvent.

5.8  The provisions of Schedule 6 shall apply for the purpose of limiting the liability of the Warrantors in respect of claims under the Warranties and, where stated, Clause 7.1 and the Tax Deed (other than the Warranties set out in paragraphs 2.1, 3.1 and 3.4 of Schedule 5 in respect of which Schedule 6 shall not apply).

5.9  No limitation placed upon the liability of the Vendors or Warrantors anywhere in this Agreement (whether as to amount, time or otherwise) shall apply in relation to any claim by the Purchaser which (or the delay in discovery of the subject matter of the claim or that it is claimable under this Clause) is the consequence of fraud or fraudulent misrepresentation by the Vendors or Warrantors.

5.10  The Purchaser warrants to the Vendors that at the date of this Agreement none of Chip Register, Randall Orbon, Matthew Forsyth or Stephen Sarno is actually aware (having read the Warranties and the due diligence reports prepared by the Purchaser's Solicitors and the Purchaser's accountants) that any of the Warranties is incorrect at the date of this Agreement (save as set out in the Disclosure Letter).

5.11  Each of the Purchaser and Sapient severally warrants to the Vendors that:

(a)  it is a corporation, duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

(b)  it has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, this Agreement and any Transaction Document to which it is a party;

(c)  the obligations assumed by it under this Agreement and any Transaction Document to which it is a party are legal, valid, binding and enforceable obligations; and

(d)  the entering into and the performance by it of its obligations under this Agreement and any Transaction Document to which it is a party will not:

(i)  amount to a violation or breach of any law or regulation applicable to it; or

(ii)  violate or conflict with the provisions of its constitutional documents.

6.  COMPLETION ACCOUNTS

6.1  The Vendors shall procure that the Vendors' Representatives shall:

(a)  prepare a draft of the Completion Accounts in accordance with the accounting principles, practices, policies and procedures set out or referred to in Part 1 of Schedule 10 and in the format set out in Part 2 of Schedule 10;

(b)  by extracting the relevant items from the Draft Completion Accounts, prepare or cause to be prepared a draft of the Net Assets Statement in the format set out in Part 3 of Schedule 10 and a draft of the Variance Statement in the format set out in Part 4 of Schedule 10; and

 (c)  deliver the Draft Completion Accounts, the Draft Net Assets Statement and the Draft Variance Statement to the Purchaser as soon as reasonably practicable following Completion and in any event by no later than 30 Business Days following the Completion Date.

6.2  Within 5 Business Days of the date on which the Draft Completion Accounts are delivered to the Purchaser pursuant to Clause 6.1(c), the Purchaser shall pay to the Warrantors the Option Exercise Proceeds in full (without any set-off, counterclaim or the like) by electronic funds transfer to the Nominated Account. The Option Exercise Proceeds shall be apportioned equally between the Warrantors.

6.3  The Purchaser shall within the period of 60 Business Days following delivery of the Draft Completion Accounts, the Draft Net Assets Statement and the Draft Variance Statement to it pursuant to Clause 6.1(c) (the "Initial Agreement Period") either:

(a)  confirm its agreement with the Draft Completion Accounts, the Draft Net Assets Statement and the Draft Variance Statement so delivered; or

(b)  give notice in writing to the Vendors' Representatives that the Purchaser disputes the Draft Completion Accounts, the Draft Net Assets Statement and the Draft Variance Statement (a "Dispute Notice").

6.4  Any Dispute Notice shall set out in reasonable detail:

(a)  the matters which are disputed (the "Disputed Matters");

(b)  the reasons why such matters are disputed; and

(c)  the resulting adjustments which, in the opinion of the Purchaser, should be made to the Draft Completion Accounts, the Draft Net Assets Statement and the Draft Variance Statement.

A Dispute Notice shall only be valid for the purposes of this Agreement if it is served prior to the expiry of the Initial Agreement Period. Except for matters specifically set out in a Dispute Notice served prior to the expiry of the Initial Agreement Period, the parties shall be deemed to have agreed in full with the Draft Completion Accounts, the Draft Net Assets Statement and the Draft Variance Statement.

6.5  If the Purchaser:

 (a)  does not serve a Dispute Notice prior to the expiry of the Initial Agreement Period; or

 (b)  during the Initial Agreement Period confirms by notice in writing its agreement with the Draft Completion Accounts, the Draft Net Assets Statement and the Draft Variance Statement (either as delivered in accordance with Clause 6.1 or as modified in such manner as shall be agreed between the Purchaser and the Vendors' Representatives), the Draft Completion Accounts, the Draft Net Assets Statement and the Draft Variance Statement shall constitute the Completion Accounts, the Net Assets Statement and the Variance Statement for the purposes of this Agreement and shall be final and binding on the Purchaser, the Vendors' Representatives and the Vendors.

6.6  If the Purchaser does serve a valid Dispute Notice prior to the expiry of the Initial Agreement Period, then the Vendors' Representatives and the Purchaser shall meet and discuss the Disputed Matters and (acting in good faith) shall use their respective reasonable endeavours (in conjunction with their respective accountants) to reach agreement on the Disputed Matters as soon as reasonably practicable and in any event within the period of 20 Business Days following the date of service of the Dispute Notice (or such longer period as may be agreed in writing between the Vendors' Representatives and the Purchaser) (the "Dispute Resolution Period") and either:

(a)  if the Purchaser and the Vendors' Representatives reach agreement on the Disputed Matters during the Dispute Resolution Period, the Draft Completion Accounts, the Draft Net Assets Statement and the Draft Variance Statement shall be modified to reflect such agreement and, as so modified, shall constitute the Completion Accounts, the Net Assets Statement and the Variance Statement for the purposes of this Agreement and shall be final and binding on the Purchaser, the Vendors' Representatives and the Vendors; or

(b)  if the Purchaser and the Vendors' Representatives do not reach agreement on the Disputed Matters prior to the expiry of the Dispute Resolution Period, then either the Purchaser or the Vendors' Representatives may refer the Disputed Matters to such independent firm of chartered accountants of international standing (the "Independent Firm") as may be agreed between the Purchaser and the Vendors' Representatives or, in default of such agreement within 10 Business Days following the expiry of the Dispute Resolution Period, as may (on the application of either the Purchaser or the Vendors' Representatives) be nominated by the President for the time being of the Institute of Chartered Accountants in England and Wales.

6.7  Where a reference is made to an Independent Firm pursuant to Clause 6.6, the Purchaser and the Vendors' Representatives (acting in good faith) shall use their respective reasonable endeavours to agree with the Independent Firm as soon as reasonably practicable following its acceptance of such reference the Independent Firm's detailed terms of reference and the procedures which are to apply in relation to the hearing, consideration and determination by the Independent Firm of the Disputed Matters.  The following general terms of reference and procedures shall apply in any event:

(a)  the Independent Firm shall be instructed to make a determination only in relation to the Disputed Matters specified in the Dispute Notice and to make such determination in accordance with the accounting principles, practices, policies and procedures set out or referred to in Part 1 of Schedule 10;

(b)  the Vendors' Representatives and the Purchaser shall each prepare a written submission to the Independent Firm on the Disputed Matters specified in the Dispute Notice and shall deliver copies of their respective submissions to the Independent Firm and to each other within 20 Business Days following the acceptance by the Independent Firm of the reference to it;

(c)  following delivery of their respective submissions pursuant to paragraph (b), the Vendors' Representatives and the Purchaser shall each have the opportunity to comment once only on the other party's submission.  Any such comments shall be in writing and shall be delivered to the Independent Firm and copied to the other party not later than 10 Business Days following the expiry of the 20 Business Day period referred to in paragraph (b);

(d)  any information provided by either the Vendors' Representatives or the Purchaser in response to a subsequent request or enquiry by the Independent Firm shall be copied to the other party at the same time as it is delivered to the Independent Firm and, unless otherwise directed by the Independent Firm, such other party shall have the opportunity to comment once only on that information.  Any such comments shall be in writing and shall be delivered to the Independent Firm and copied to the party who provided the information not later than 10 Business Days after receipt of such information by the commenting party.  Thereafter, neither the Purchaser nor the Vendors' Representatives shall be entitled to make further statements or submissions except insofar as the Independent Firm so requests (in which case it shall, on each occasion, give the other party 10 Business Days to comment on any statement or submission so made);

(e)  in addition to (or in place of) the procedures set out above, the Independent Firm may, in its reasonable discretion, stipulate other (or alternative) procedures which are to apply in relation to the hearing, consideration and determination by it of the Disputed Matters (which may include inviting the Vendors' Representatives and the Purchaser to make oral submissions);

(f)  the Independent Firm shall be requested to make its determination in relation to the Disputed Matters and to notify the same to the Purchaser and the Vendors' Representatives as soon as reasonably practicable and in any event within 60 Business Days after its acceptance of the reference to it (or such longer period as the Independent Firm may reasonably determine).  In making its determination, the Independent Firm shall state what adjustments (if any) are necessary to the Draft Completion Accounts, the Draft Net Assets Statement and the Draft Variance Statement to determine finally the Net Assets, the Revenue Variance and the EBITDA Variance and shall give its reasons therefor;

 (g)  in making its determination, the Independent Firm shall act as an expert and not as an arbitrator and the determination of the Independent Firm shall, in the absence of fraud or manifest error, be final and binding on the Purchaser, the Vendors' Representatives and the Vendors;

(h)  following the notification of the Independent Firm's determination to the Purchaser and the Vendors' Representatives, the Draft Completion Accounts, the Draft Net Assets Statement and the Draft Variance Statement shall be amended as necessary to reflect the decision of the Independent Firm in relation to the Disputed Matters and, as so amended, shall constitute the Completion Accounts, the Net Assets Statement and the Variance Statement and shall be final and binding on the Purchaser, the Vendors' Representatives and the Vendors;

 (i)  the fees and expenses of the Independent Firm shall be borne by the Purchaser and the Vendors in the proportions it directs (and the Independent Firm shall be instructed to make such costs direction having regard in particular to all submissions of the parties compared to the determination)  or, in the absence of any such direction, equally between the Purchaser on the one hand and the Vendors on the other; and

(j)  the Purchaser and the Vendors shall provide or (so far as lies within their respective power) procure others to provide to the Independent Firm all such information and documentation as the Independent Firm shall reasonably require to assist it in reaching its determination.

6.8  The Purchaser, the Vendors' Representatives and the Vendors shall bear their own respective costs incurred in connection with the preparation, review and finalisation of the Draft Completion Accounts, the Draft Net Assets Statement, the Draft Variance Statement, the Completion Accounts, the Net Assets Statement and the Variance Statement and the agreement or determination of the Net Assets, the Revenue Variance and the EBITDA Variance (including any costs incurred in connection with any reference to an Independent Firm pursuant to Clause 6.6, subject to Clause 6.7(i)).

6.9  The Purchaser and the Vendors shall provide or procure the provision to the other of such information and documentation in or under their respective possession or control (including access at all reasonable times to personnel, books, records and working papers) as the other may reasonably request in connection with the preparation, review and finalisation of the Draft Completion Accounts, the Draft Net Assets Statement, the Draft Variance Statement, the Completion Accounts, the Net Assets Statement and the Variance Statement.

6.10  Within 10 Business Days of the finalisation of the Completion Accounts, the Net Assets Statement and the Variance Statement in accordance with this Clause 6:

(a)  if the Net Assets exceed £1,994,000, the Purchaser shall pay to the Vendors the amount of such excess;

(b)  if the Net Assets are less than £1,794,000 the Vendors shall owe to the Purchaser the amount of such deficit, which shall be satisfied by way of set-off and deduction from the Earn Out Payments in their Relevant Proportions.

6.11  Any payment due under Clause 6.10(a) shall be satisfied by electronic funds transfer in immediately available funds to the Nominated Account and shall  thereafter be apportioned among the Vendors in their Relevant Proportions.

6.12  If any sum due for payment under this Agreement is not paid on the due date, the party in default shall pay interest thereon at the Default Rate for the period from (and including) the due date for payment to (but excluding) the date of actual payment. The Purchaser hereby acknowledges and agrees that this Clause 6.12 shall not apply to any payment due to the Purchaser by way of set-off and deduction from the Earn-Out Payments pursuant to Clause 6.10(b).

7.  POST-COMPLETION OBLIGATIONS OF THE VENDORS

7.1  The Warrantors shall, for a period of 6 years after Completion in respect of the matters referred to in Clauses 7.1(a) and 7.1 (e) and for a period of 18 months after Completion in respect of the matters referred to in Clause 7.1(b), 7.1(c) and 7.1(d) (and the Warrantors shall not be liable in respect of any claim in respect of such matters unless written notice of such claim (setting out the amount and reasonable details thereof, including the alleged basis of liability on which the Purchaser relies) has been given to the Warrantors prior to the expiry of the relevant period), indemnify the Purchaser and each Group Company (and for this purpose the Purchaser is acting as agent of each Group Company) and keep each of them fully indemnified against all claims, demands, actions, proceedings, damages, losses, costs (reasonably incurred), expenses (reasonably incurred) and liabilities suffered or incurred by the Purchaser or any Group Company:

(a)  under or in connection with or arising from any guarantee or indemnity given by any Group Company on or before Completion in respect of the obligations of any other person provided that this Clause will not apply to any guarantee or indemnity which is disclosed in the Disclosure Letter or which the Purchaser has expressly agreed in writing shall continue to subsist after Completion;

(b)  under or in connection with or arising from any employee of any Group Company (i) practising law or (ii) being held out as doing so or (iii) providing legal advice for or on behalf of any Group Company, in each case up to Completion;

(c)  under or in connection with or arising from any employment-related claim or any claim based on employment status brought by any personnel of any contractor against any Group Company or any client of any Group Company arising out of or in connection with the provision of the services of such contractors prior to Completion;

(d)  under or in connection with or arising from any claim or demand by any person, company, agency, partnership or public authority arising from any failure by any Group Company prior to the Completion Date to comply with the Conduct of Employment Agencies and Employment Regulations 2003 (as amended); and

(e)  under or in connection with or arising from with any breach of the Warranties contained in paragraph 4 of Schedule 5.

7.2  Each of the Covenantors undertakes to the Purchaser and each Group Company (and for this purpose the Purchaser is acting as agent of each Group Company) not for a period of 3 years from the Completion Date (in the case of the Warrantors) or for the duration of the Earn-Out Period (in the case of Gil Koenigsberg, Simon Rees-Goddard, Paul Middleton and David Newland):

(a)  to be, directly or indirectly (whether as a shareholder, partner, consultant, employee, agent or principal or in any other capacity), engaged, concerned or interested in any business or company carrying on any of the business lines or services provided or offered by the Group Companies in the six months prior to Completion provided that:

(i)  each Covenantor may be interested in up to one per cent of the securities in any company carrying on such business if such securities are listed or dealt in on a recognised investment exchange; and

(ii)  each Covenantor may (provided he is not an employee of the Purchaser's Group) work as an employee of a bank (investment or otherwise) or other financial institution which carries on the same or similar business lines or services to those carried on by the Group provided that his services are provided only to such bank and not directly or indirectly in competition with the Group to any third party; and

provided that the restrictions set out in this Clause 7.2(a) shall terminate and have no further effect (save in respect of any prior breach) in respect of any Covenantor if, and with effect from the date that, the employment of such Covenantor is terminated in the circumstances set out in paragraph 1(h)(ii) of Schedule 9.

(b)  for himself or for or through any other person to employ or engage or seek to entice away from the employment or engagement of the Purchaser's Group any person who was at any time during the 12 months before the Completion Date employed or engaged (including as an independent contractor) by any Group Company except with the prior written approval of the Purchaser; and

(c)  for himself or for or through any other person to canvass or solicit or seek to canvass or solicit any person who shall have been at any time during the 12 months before the Completion Date a customer or client of any Group Company in order to offer them services which compete with those supplied by any Group Company prior to the Completion Date.

7.3  The restrictions in Clause 7.2 shall not operate to prohibit or prevent any of the Covenantors who is in the employment of any Group Company or any member of the Purchaser's Group after Completion from claiming, representing or indicating his association in that capacity with a Group Company or the Purchaser's Group or fulfilling his duties as an employee of such company during the continuance of that employment and in accordance with the terms of his service agreement.

7.4  Each of the undertakings contained in Clauses 7.2 (a), (b) and (c) shall be read and construed independently of the other undertakings and as an entirely separate and severable undertaking and are considered by the relevant parties to be reasonable in all the circumstances and necessary for the protection of the interests of the Purchaser.

7.5  The Warrantors jointly and severally warrant and undertake to the Purchaser:

(a)  that there has been no Leakage between the Completion Accounts Date and Completion; and

(b)  to pay to the Purchaser on demand an amount in cash equal to the amount of any Leakage which has occurred between the Completion Accounts Date and Completion.

8.  BUSINESS INFORMATION

8.1  The Vendors shall not use or disclose any Business Information and shall use their best endeavours to ensure that no other person shall do so.

8.2  Clause 8.1 does not apply to:

(a)  the use of the Business Information by any of the Vendors in the ordinary course of the business of any Group Company or the Purchaser's Group or their employment therewith;

(b)  the disclosure of any Business Information which has entered the public domain otherwise than by reason of a breach of Clause 8.1;

(c)  the disclosure of Business Information to a director, officer or employee of the Purchaser or a Group Company whose function requires him to have the Business Information; or

(d)  the disclosure of Business Information required to be disclosed by law or a regulatory or statutory organisation or body.

8.3  The Vendors agree that they will at any time and from time to time after Completion give or disclose to the Purchaser on the Purchaser's reasonable request all Business Information which is within their possession or knowledge.

9.  ANNOUNCEMENTS

9.1  Subject to Clause 9.2, no announcement concerning the sale of the Shares or any related or ancillary matter shall be made by any party (whether before or after Completion) without the prior written consent of the other parties (such consent not to be unreasonably withheld or delayed).

9.2  Notwithstanding Clause 9.1, a party may make an announcement concerning the sale of the Shares or a related or ancillary matter if and to the extent that it is required to do so by:

(a)  law; or

(b)  any securities exchange or regulatory, supervisory or governmental body or authority of competent jurisdiction to which that party is subject.

9.3  The restrictions contained in this Clause 9 shall apply without limit in point of time and whether or not this Agreement is terminated.

10.  CONFIDENTIALITY

10.1  Each party shall treat as confidential, and (subject to Clause 10.2) shall not disclose to any other person, any information relating to:

(a)  the making of this Agreement or any of its provisions;

(b)  the negotiations leading to this Agreement;

(c)  the subject matter of this Agreement; or

(d)  any other party obtained during the course of negotiations leading to, or as a result of entering into or performing, this Agreement,

without the prior written consent of the other parties (such consent not to be unreasonably withheld or delayed).

10.2  Notwithstanding Clause 10.1, a party may disclose any information referred to therein without the prior written consent of any other party:

(a)  if and to the extent required by law;

(b)  if and to the extent required by existing contractual obligations;

(c)  if and to the extent required by any securities exchange or regulatory, supervisory or governmental body or authority of competent jurisdiction to which that party is subject;

(d)  to its professional advisers, auditors and bankers; and

(e)  if and to the extent that the information has come into the public domain through no fault of that party.

10.3  The restrictions in this Clause 10 shall apply without limit in point of time and whether or not this Agreement is terminated.

11.  COSTS

11.1  Except as otherwise provided in this Agreement, each party shall pay its own costs and expenses incurred in connection with the sale and purchase of the Shares and the negotiations leading thereto (including the negotiation, preparation, execution, performance and implementation of this Agreement and the other Transaction Documents).

11.2  No cost or expense of whatever nature incurred in connection with the sale of the Shares to the Purchaser has been or is to be borne by any Group Company.

12.  NOTICES

12.1  Any notice or other communication to be given under or in relation to this Agreement ("notice") shall be in writing and may be given by leaving it at or sending it by first class post to the address and marked for the attention of the person (if any), in each case, set out in Clause 12.2 (or as otherwise notified from time to time by notice given in accordance with this Clause). Any notice so given shall be deemed to have been received:

(a)  if delivered personally, at the time of delivery; and

(b)  if sent by post, 48 hours from the time of posting,

provided that if a notice is, or would (but for this proviso) be deemed to be, received on a day that is not a Business Day or after 5.30pm on a Business Day, it shall instead be deemed to be received at 9.30am on the Business Day next following that day.

12.2  The addresses of the parties for the purposes of Clause 12.1 are as follows:

Vendors' Representatives:

Address: 1 St Mary's Copse, St Mary's Road, Worcester Park, Surrey KT4 7LA
For the attention of: Jonathan Davies; and

Address: Apartment B52, Herbal Hill Gardens, 9 Herbal Hill, London, EC1R 5XB
For the attention of: Cameron Munro.

Purchaser and Sapient:
Address:  1 Exchange Tower, Harbour Exchange Square, Limeharbour, London, E14 9GE

For the attention of:   Matt Forsyth
(with a copy addressed to Sapient Corporation, Office of the General Counsel, 131 Dartmouth St, Boston, Massachusetts 02116 USA)

12.3  In proving service it shall be sufficient to prove that:

(a)  the envelope containing the notice was properly addressed and delivered to the appropriate address; or

(b)  the envelope containing the notice was properly addressed and posted by first class post letter.

12.4  Any party may change its address or other details for notices under this Clause to another address or other details in England by giving notice to the other parties.

13.  FURTHER ASSURANCE

Each party shall at its own cost do or procure the doing of all such acts and things, and execute or procure the execution of all such documents, as the other parties may from time to time reasonably require, whether on or after Completion, for the purpose of giving full effect to this Agreement and the Transaction Documents and securing to each party the full benefit of all of the rights, powers and remedies conferred upon them in this Agreement.

14.  ENTIRE AGREEMENT

This Agreement and the other Transaction Documents set out the entire agreement and understanding between the parties in respect of the sale and purchase of the Shares. This Agreement supersedes all prior agreements, understandings or arrangements (whether oral or written) relating to the sale and purchase of the Shares, which shall cease to have any further force or effect. It is agreed that:

(a)  no party has entered into this Agreement or any other document referred to in this Agreement in reliance upon any statement, representation, warranty or undertaking of any other party other than those expressly set out in this Agreement or such other document;

(b)  no party shall have any claim or remedy in respect of misrepresentation (whether negligent or otherwise, and whether made prior to, and/or in, this Agreement) or untrue statement made by any other party or any of any other party's advisers shall owe any duty of care, nor have any liability in tort or otherwise, to any other party in respect of, arising out of or in any way relating to the transaction contemplated by this Agreement; and

(c)  this clause shall not exclude any liability for, or remedy in respect of, fraudulent misrepresentation by a party.

15.  VARIATION

No variation of this Agreement shall be effective unless it is in writing and signed by or on behalf of each of the parties.

16.  WAIVER

16.1  No waiver of any breach of or default under this Agreement shall be effective unless such waiver is in writing and has been signed by the party against which it is asserted.

16.2  No failure or delay by any party in exercising any right, power or remedy provided by law or under this Agreement or any other Transaction Document shall affect that right, power or remedy or operate as a waiver thereof.

16.3  The single or partial exercise by any party of any right, power or remedy provided by law or under this Agreement or any other Transaction Document shall not preclude any other or further exercise of that right, power or remedy or the exercise of any other right, power or remedy.

16.4  The rights, powers and remedies provided in this Agreement and the other Transaction Documents are cumulative and not exclusive of any rights, powers or remedies provided by law.

16.5  The Purchaser may release or compromise the liability of any of the Vendors without affecting the liability of the other Vendors.

17.  EFFECT OF TERMINATION

17.1  This Clause and Clauses 9 (Announcements), 10 (Confidentiality), 11 (Costs), 12 (Notices), 21 (Contracts (Rights of Third Parties) Act 1999) and 23 (Governing Law) shall continue to have effect notwithstanding the termination or rescission of this Agreement and any rights or obligations of the parties in respect of any breach of this Agreement accruing prior to, on or as a result of such termination or rescission shall continue to subsist notwithstanding such termination or rescission.

17.2  Save as provided in Clause 4.5(c), no party shall be entitled to rescind or terminate this Agreement in any circumstances whatsoever other than in respect of fraud and/or fraudulent misrepresentation.

18.  EFFECT OF COMPLETION

Any provision of this Agreement which has not been fully performed at or before Completion shall, so far as it is capable of having effect or being performed after Completion, shall remain in full force and effect notwithstanding Completion.

19.  COUNTERPARTS

19.1  This Agreement may be executed in any number of counterparts and by the parties to it on separate counterparts but shall not be effective until each party has executed at least one counterpart.

19.2  Each counterpart shall constitute an original of this Agreement but all the counterparts together shall constitute one and the same instrument.

20.  ASSIGNMENT

20.1  Except as provided in Clause 20.2, none of the parties shall, without the prior written consent of the others, be entitled to assign the benefit of, or any right or interest in or under or arising from, this Agreement.

20.2  The benefit of, or any right or interest in or under or arising from, this Agreement may be assigned by the Purchaser to any member of the Purchaser's Group save that any assignment so permitted shall provide that, immediately prior to the assignee ceasing to be a member of the Purchaser's Group, the assignee shall re-assign the benefit, or any right or interest assigned, to the Purchaser or another member of the Purchaser's Group, provided always that the Vendors shall not incur any greater liability than if any assignment had not taken place.

21.  CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

21.1  The Group Companies and the employees and officers of the Group Companies may enforce Clause 5.6 in accordance with the Contracts (Rights of Third Parties) Act 1999 but the Purchaser and the Vendors may rescind or vary Clause 5.6 without the consent of any such person.

21.2  Except as provided in Clause 21.1, a person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement but this shall not affect any right or remedy of a third party which exists or is available apart from that Act.

22.  APPOINTMENT OF VENDORS' REPRESENTATIVES

22.1  Each of the Vendors appoints Jonathan Davies and Cameron Munro (acting jointly) to:

(a)  be his representative in respect of any provisions of this Agreement and the Transaction Documents where he (whether individually or with others) is required or entitled to give or receive any written notice, consent, application or election;

       (b)  act on his behalf in relation to all matters which this Agreement and/or Transaction Documents expressly provides to be agreed or done by the Vendors' Representatives; and

       (c)  to be his agent to receive service of any claim form, application notice, order, judgment or other process issued in connection with any proceedings.

22.2  The following provisions shall apply in relation to any appointment under this clause:

(a)  subject to the other provisions of this Clause 22, each of the Vendors warrants that the Vendors' Representatives have and shall retain the authority to bind him in all matters arising from or in relation to any of the provisions of the agreements referred to in sub-Clause 22.1, but it is acknowledged that the Vendors' Representatives shall have no such authority in relation to any other provision of the agreements or otherwise;

(b)  the Purchaser shall be entitled to rely on all and any communications provided by the Vendors' Representatives within the scope of his authority (as described within this Clause 22) as binding on each of the Vendors;

(c)  any communication in respect of any matter within the authority of the Vendors' Representatives described in this Clause 22 shall be deemed (unless the context otherwise requires) to be provided to the Vendors' Representatives as nominee for all of the Vendors.  In any event (notwithstanding anything to the contrary in this Agreement), any notice served on the Vendors' Representatives will be deemed to have been validly served at the same time on each of the Vendors on whom it is required to be served;

(d)  the Vendors shall be entitled to appoint a new representative or representatives in place of the Vendors' Representatives named in this Clause 22 provided that no such appointment will take effect unless notice of the proposed appointment, setting out the substitute Vendors' Representative's full name, address within the United Kingdom, telephone and facsimile number is given to the Purchaser.

22.3  The Vendors undertake to the Purchaser that a Vendors' Representative shall be appointed at all times for the duration of this Agreement and the other Transaction Documents.

22.4  Without prejudice to Clause 22.3, if on any occasion there is no Vendors' Representative, the Purchaser shall be entitled to deal with the Vendors collectively instead of dealing with the Vendors' Representative.  References to the Vendors' Representatives in this Agreement (except in this clause and Clause 1.1) shall be construed accordingly.

23.  GOVERNING LAW AND JURISDICTION

23.1  This Agreement (and any dispute, proceedings or claims arising out of or in connection with this Agreement) shall be governed by and construed in accordance with English law.

23.2  Each party agrees that the courts of England shall have exclusive jurisdiction to settle any dispute arising out of this Agreement and each party irrevocably submits to the jurisdiction of the courts of England.

SIGNED by or on behalf of the parties.

SCHEDULE 1

The Vendors

Vendor	Address
Jonathan Davies	1 St Mary’s Copse, St Mary’s Road, Worcester Park, Surrey, KT4 7LA
Cameron Munro	Apartment B52, Herbal Hill Gardens, 9 Herbal Hill, London, EC1R 5XB
David Newland	Hill Farm, Beckenham Road, Tolleshunt, D’Arcy Maldon, Essex, CM9 8TU
Paul Middleton	211 Kings Hall Road, Beckenham, Kent, BR3 1LL
Simon Rees-Goddard	20 Great Thrift, Petts Wood, Orpington, Kent, BR5 1NG
Gil Koenigsberg	101 West 12th Street, Apartment 5H, New York, NY 10011, USA
Sean McGee	20 Bridge Hill, Epping, Essex, CM16 4ER
Claire Lincoln-White	Brittons Hall Farm, Chignal St James, Chelmsford, CM1 4UA
Tim Bethel	Apartment 18E, 777 6th Avenue, New York, NY10001
Anna McAndrew	27 Southville Road, Thames Ditton, Surrey, KT7 0UL
Steve Payne	11A Mount Sinai Lane, ~04-03 Glentrees, Singapore, 277050
Phil Forkan	66 Victoria Road, Alexandra Park, London, N22 7XF
Jonathan Martin	23 Pewterers Avenue, St Michaels Mead, Bishops Stortford, Hertfordshire, CM23 4GR
Kevin Burgess	9 Sutherland Way, Cuffley, Hertfordshire, EN6 4EG
Gary Keane	60 Chase Side, Enfield, Middlesex, EN2 6ND
Richard Carreau Floume	21C Brookfield Road, London, E9 5AH

Vendor	Address
Chantal Walker	21 Belsize Cresent, London, NW3 5QY
Jackie Walshe	10B Treport Street, London, SW18 2BP
Simon Maggs	Top Flat, 1 The Terrace, Old Ford Road, London, EC2 9PH
Ben Sheedy	Flat 3, 12 Westwood Hill, Sydenham, London, SE26 6QR
Aisling Grimes	52 Cranleigh Road, Merton Park, SW19 3LU
Georgina Gonsalves	Apartment 2909, 26 Hertsmere Road, London, E14 4EG
Nick Fry	61 Hollington Crescent, New Malden, Surrey, KT3 6RR
Ed Osbaldestin	814 10th Avenue, Apt. 1A, New York NY 10019
Olivia Millen	59 Chaldon Road, London, SW6 7NH
James Bethel	68B Foyle Road, London, SE3 7RH
Chris Schreurs	Sutton Place, 28 Farrer Road, #03-04 Eaton Block, Signapore, 268831
Eugenie Brightman	7 Prothero Road, Fulham, London, SW6 7LY
James Gegg	129 Larch Close, Balham, SW12 9SX
James Roberts	65 Morton Close, London, E1 2QT
Paul Kiley	Birchley, Billings Hill Shaw, Hartley, Kent, DA3 8EU
David White	100 Cranworth Gardens, Stockwell, London, SW9 0NT
Sam Wigglesworth	107 Gillespie Road, Highbury, London, N5 1LR
Joanne Lam	3 Silver Birch Mews, Hainult, Ilford, Essex, IG6 2SP
Adam Sargon	27 Carthew Road, Hammersmith, London, W6 0DU
Gareth Hopgood	1 Raglan Drive, Burton Pastures, Gedling, Nottingham, NG4 2RF

Vendor	Address
Umar Ashraf	485 Westhorne Avenue, Eltham, SE9 5LR
Joel Manley	11 Enfield Cloisters, Fanshaw Street, London, N1 6LD
Chris Miller	Rushton Lodge, The Devil’s Highway, Crowthorne, Berkshire, RG45 6BJ
Corinna Anthanasopoulos	26 Fairwell Drive, Chigwell, Essex, IG7 6HS
Clarisse Mourey	Flat 8, 20-26 Flint Street, London, SE17 1QD
Michael Marshall	#08-05 Ruby Tower, Bayshore Park, 52 Bayshore Road, Singapore 268831
Patricia Wilson	The Old School House, 68 Sidney Road, Rochester, Kent, ME1 3HQ
Joyce Labinjo	17 Sugden Way, Barking, Essex, IG11 0NJ
Trindy Adler	110 West 26th Street, Apt. 6F, New York NY 10001
Jo Ferguson	116B Worple Road, Wimbledon, London, SW19 4JB
Lauren Flett	68B Foyle Road, London, SE3 7RH

SCHEDULE 2

Part 1

Details of the Company

Name:     The Derivatives Consulting Group Limited

Number: 4919683

Date of incorporation:        20 October 2003

Registration office:  10th Floor, East Hillgate House, 26 Old Bailey, EC4M 7HW

Share Capital:

authorised:  £2,400 divided into 4,000,000 'A' ordinary shares of 0.01 pence each, 4,000,000 'B' ordinary shares of 0.01 pence each, 4,000,000 'C' ordinary shares of 0.01 pence each, 4,000,000 'D' ordinary shares of 0.01 pence each, 4,000,000 'E' ordinary shares of 0.01 pence each and 4,000,000 'F' ordinary shares of 0.01 pence each

issued:   £1,330.93 divided into divided into 510,000 'A' ordinary shares of 0.01 pence each, 250,000 'B' ordinary shares of 0.01 pence each, 260,000 'C' ordinary shares of 0.01 pence each, 10,000 'D' ordinary shares of 0.01 pence each, 170,000 'E' ordinary shares of 0.01 pence each and 130,930 'F' ordinary shares of 0.01 pence each

Shareholders:       The Vendors, in the amounts set out in Schedule 2 to the Side Letters to be entered into by the Warrantors.

Directors:	Jonathan Davies
Cameron Alistair Munro
Paul Middleton
David Leslie Newland
Douglas Gordon James Paterson
Simon Matthew Rees Goddard
Neil Samuel Walker
Gil Israel Koenigsberg

Secretary:	Neville Eric Price

Auditors:	BDO Stoy Hayward LLP

Charges:	Debenture in favour of Coutts & Co created on 15 May 2006 (all moneys, fixed and floating charges including over goodwill, book debts, plant and machinery).

Subsidiaries:	Derivatives Consulting Group LLC
Derivatives Consulting (UK) Limited
Derivatives Consulting (Holdings) Limited
Derivatives Consulting Group Singapore (Pte) Limited
Derivatives Consulting Group (HK) Limited

Part 2

Details of the Subsidiaries

Name:     Derivatives Consulting Group (Holdings) Limited

Number:   5749061

Date of incorporation:        20 March 2006

Registered Office: 10th Floor, East Hillgate House, 26 Old Bailey, EC4M 7HW

Share Capital:

authorised:  £10,000 divided into 10,0000 Ordinary Shares of £1 each

issued:      £5,001 divided into 5,001 Ordinary Shares of £1

Shareholder:	The Derivatives Consulting Group Limited

Directors:	Jonathan Davies
Cameron Alistair Munro
Paul Middleton

Secretary:	Neville Eric Price

Name:     Derivatives Consulting (UK) Limited

Number:   5749060

Date of incorporation:        20 March 2006

Registered Office: 10th Floor, East Hillgate House, 26 Old Bailey, EC4M 7HW

Share Capital:

authorised:         £1,000 divided into 1,0000 Ordinary Shares of £1 each

issued:             £1 divided into 1 Ordinary Shares of £1

Shareholder:	The Derivatives Consulting Group Limited

Directors:	Jonathan Davies
Cameron Alistair Munro
Paul Middleton

Secretary:	Neville Eric Price

Name:     Derivatives Consulting Group LLC

Tax ID    :         98-0510637

Date of incorporation:        6 September 2006

Registered Office: 40 Exchange Place, Suite 1300, New York, New York 10005

Membership interests: The Derivatives Consulting Group Limited

Directors:	Jonathan Davies
Cameron Alistair Munro
Gil Israel Koenigsberg

Secretary:	Patricia Wilson

Name:     Derivatives Consulting Group (Singapore) Pte Limited

Number:   2007218862

Date of incorporation:        26 November 2007

Registered Office: 5 Shenton Way, #06-08 UIC Building, Singapore 068808

Business Address: 1 Raffles Quay, Level 25-01, North Tower, Singapore

Share Capital:

 issued:   S$120,000 divided into 120,000 Ordinary Shares of S$1 each

Shareholder:	Derivatives Consulting Group (Holdings) Limited

Directors:	Jonathan Davies
Cameron Munro
David Newland
Steven Payne

Secretary:	Corporate Alliance Pte Ltd

Name:     Derivatives Consulting Group (HK) Pte Limited

Number:   1192305

Date of incorporation:        6 December 2007

Registered Office: Suite B, 5th Floor, Two Chinachem Plaza, 68 Connaught Road Central, Hong Kong

Share Capital:

authorised:         HK$600,000 divided into 600,000 Ordinary Shares of HK$1 each

 issued:             HK$10,000 divided into 10,000 Ordinary Shares of HK$1 each

Shareholder:	Derivatives Consulting Group (Holdings) Limited

Directors:	Jonathan Davies
Cameron Munro
David Newland

Secretary:	Simon Cheung & Co

SCHEDULE 3

The Properties

A.        Hillgate House

1.  Underlease of Part Tenth Floor (East) Hillgate House, 26 Old Bailey, London EC4, dated 4 April 2007 and made between PricewaterhouseCoopers LLP and the Company.

2.  Proprietor                               : PricewaterhouseCoopers LLP

3.  Title Number                          : NGL517895

4.  Date of Lease                           : 4 April 2007

5.  Term                                     : 1 November 2006 – 25 September 2009

6.  Rent                                      : £56,406 per annum from 1 February 2007

7.  Encumbrances                          : See entries 1, 2, and 3 in the Charges Register of Title No. NGL517895

B.        420 West 14th Street

1.  Lease of Unit 2NE and lease of Unit 6NE, both of 420 West 14th Street, New York, NY dated 10 July 2007 and made between EBS LLC and Derivates Consulting Group LLC.

2.  Proprietor                              : EBS L.L.C.

3.  Date of Lease                          : 10 July 2007

4.  Term                                    : 1 August 2007 – 31 July 2009, with the option of extending to 31 July 2012

5.  Rent                                      : $63,000 p.a. until 31 July 2008, then $65,520 p.a. until 31 July 2009, excluding a rental credit for the months of September/October 2007

C.        15 Old Bailey

1.  Office occupation agreement relating to offices 2.05, 2.06 and 2.07 situated at 15 Old Bailey, London EC4M 7EF, dated 31 December 2007 and made between the Business Centre Management Company Limited and the Company.

2.  Proprietor                              : GE Real Estate (Investment Properties) Limited

3.  Date of Lease                          : 17 January 2008

4.  Term                                    : 3 December 2008 to 2 December 2009

5.  Rent                                     : £10,250 plus VAT per month until 2 January 2008, then £10,750 plus VAT per month

D.        Singapore

1.  Licence agreement relating to Unit 17, Level 25 North Tower, One Raffles Quay, Singapore 048583

2.  Proprietor                              : The Executive Centre Singapore Pte. Limited (TEC)

3.  Date of Licence                       : 8 January 2008

4.  Term                                    : 1 February 2008 to 31 January 2009

5.  Rent                                     : SGD$20,800 plus GST per month

SCHEDULE 4

Completion Obligations

1.  COMPLETION OBLIGATIONS OF THE VENDORS

The documents and evidence to be delivered to the Purchaser in accordance with Clause 4.2(a)  are as follows:

(a)  duly executed transfers in respect of the Shares in favour of the Purchaser together with share certificates for the Shares in the name of the relevant transferors (or indemnities in the agreed form in respect of any missing certificates);

(b)  share certificates for all the issued shares in the Subsidiaries (or with indemnities in the agreed form in respect of any missing certificates) and duly executed transfers in favour of the Purchaser or its nominee in respect of any such shares which are registered in the name of any person other than any Group Company;

(c)  any waiver, consent or other document necessary to enable the Purchaser to obtain full legal and beneficial ownership (as applicable) of the Shares and the shares in the Subsidiaries including registration of the transfers referred to in paragraphs 1(a) and 1(b);

(d)  powers of attorney in the agreed form executed by each of the Vendors in favour of the Purchaser to enable the Purchaser to exercise all voting and other rights attaching to the Shares and the shares in the Subsidiaries pending registration of the Purchaser as the holder of the Shares and the shares in the Subsidiaries;

(e)  the statutory registers and minute books written up to date (but not including Completion), the certificate of incorporation, any certificates of incorporation on change of name and the common seal of the Company and each Subsidiary;

(f)  a deed of termination in the agreed form in respect of the existing shareholders' agreement relating to the Company, duly executed by all parties thereto;

(g)  the Option Agreement, duly executed by the Vendors;

(h)  certificate addressed to the Purchaser from Coutts & Co in terms satisfactory to the Purchaser confirming that the floating charge created in its favour by the Company has not crystallised and will not crystallise as a result of Completion;

(i)  evidence satisfactory to the Purchaser of the repayment of all amounts owed by the Vendors or any Associate of the Vendors to any Group Company (whether due for payment or not) (including amounts owed by Vendors in respect of activity carried out by Equitech);

(j)  an acknowledgement in the agreed form from each of the Covenantors (on behalf of themselves and their Associates) addressed to the Group Companies that none of them has any claims against any Group Company (actual or contingent) and waiving any such claim as may exist;

(k)  a copy of each bank mandate of each Group Company;

(l)  statement of the balances standing to the credit/debit of all bank accounts of each Group Company as at the close of business on the day preceding Completion and a statement certified by a director of the relevant company reconciling such statements with that company's cash book as at the Completion Date;

(m)  the Side Letters, duly executed by or on behalf of each Vendor;

(n)  the Service Agreements duly executed by all parties to them other than the Company;

(o)  a deed in the agreed form from each present director (other than Steven Payne in respect of Derivatives Consulting Group (Singapore) Pte Limited) and the secretary of each Group Company (other than the secretaries of Derivatives Consulting Group (Singapore) Pte Limited and Derivatives Consulting Group (HK) Pte Limited) resigning his office with effect from Completion and acknowledging that he has no claims against any Group Company for compensation for loss of office or otherwise howsoever and waiving any such claim as may exist;

(p)  a copy of a letter to each Group Company from its auditors resigning their office with effect from Completion (without any claim for compensation for loss of office or otherwise) and confirming that there are no circumstances of the kind referred to in section 519 of the Companies Act 2006, the original of the letter having been deposited at the registered office of the relevant company;

(q)  2 copies of the Tax Deed duly executed by the Warrantors;

(r)  Option Exercise Notices executed by each of the Optionholders;

(s)  a deed of acknowledgement in the agreed form duly executed by Gil Koenigsberg confirming that he has not been granted any options to acquire shares in the Company and waiving any rights he may have to be granted such an option;

(t)  the Orderly Market Agreement, duly executed by the Covenantors;

(u)  the signed minutes of the meetings held pursuant to Clause 4.2(b) in the agreed form;

(v)  a certified copy of the operating agreement in the agreed form in respect of Derivatives Consulting Group LLC duly executed by the parties thereto;

(w)  where this Agreement or any document to be delivered to the Purchaser pursuant to Clause 4.2(a) is executed under power of attorney, a copy of the power of attorney certified as a true copy by the Vendors' Solicitors; and

(x)  where this Agreement or any document to be delivered to the Purchaser pursuant to Clause 4.2(a)  is executed on behalf of a company, a copy of the resolution of the board of directors or a committee of the board of directors of the company conferring the authority and, in the case of a resolution of a committee, a copy of the resolution of the board of directors of that company constituting that committee, in each case certified by a director or the secretary of the company.

2.  COMPLETION BOARD MEETINGS

2.1  The resolutions to be passed in accordance with Clause 4.2(b) at the meeting of the directors of the Company duly convened and held in accordance with that Clause are resolutions, in each case with effect from Completion:

 (i)  to approve the registration of the transfers referred to in paragraph 1(a) (subject only to stamping of the transfers) and to authorise the issue of share certificates to the Purchaser or its nominee;

(ii)  to change the Company's registered office to 1 Exchange Tower, Harbour Exchange Square, Limeharbour, London E14 9GE;

(iii)  to appoint persons nominated by the Purchaser as the directors, secretary and auditors of the Company and to accept the resignations referred to in paragraphs 1(o) and 1(p);

(iv)  to revoke all existing bank mandates and give new instructions to the relevant bank in such form as the Purchaser may require; and

(v)  to approve and authorise the Company's execution of the Service Agreements.

2.2  The resolutions to be passed in accordance with Clause 4.2(b) at the meetings of the directors of each Subsidiary duly convened and held in accordance with that Clause are resolutions, in each case with effect from Completion and as applicable:

(i)  in the case of each of the Subsidiaries incorporated in the UK to change its registered office to 1 Exchange Tower, Harbour Exchange Square, Limeharbour, London E14 9GE;

(ii)  in the case of Derivatives Consulting Group LLC to change its registered office to One Penn Plaza, 24th Floor, Suite 2400, New York, NY 10119;

(iii)  to appoint persons nominated by the Purchaser as the directors, secretary (where applicable) and auditors of each of the Subsidiaries and to accept the resignations referred to in paragraphs 1(o) and 1(p); and

(iv)  to revoke all existing bank mandates and give new instructions to the relevant bank in such form as the Purchaser may require.

SCHEDULE 5

The Warranties

In this Schedule references to the "Company" are references to each of The Derivatives Consulting Group Limited and the Subsidiaries (unless the context requires otherwise) so that each of the Warranties in this Schedule is given in relation to each such Company.

Part 1

General Warranties

1.  ACCURACY AND ADEQUACY OF INFORMATION

1.1  The information set out in Schedules 1, 2 and 3 is accurate and complete.

1.2  Each of the Vendors has been provided with a copy of and been given the opportunity to raise questions in relation to each of the Transaction Documents to which they are a party and any other documents to be entered into by them pursuant to such Transaction Documents.

1.3  The information set out in Schedules 2 and 3 to the Side Letters to be entered into by the Warrantors is accurate and complete.

2.  CAPACITY AND AUTHORITY

2.1  Each of the Vendors has power and authority, and has taken all necessary action, to enter into this Agreement and any other agreements or instruments to be entered into by any of them pursuant to or in connection with this Agreement and to perform the obligations assumed by each of them in accordance with their terms without obtaining the consent of any person.

2.2  Each power of attorney under which any Transaction Document (or any other document to be entered into pursuant to any Transaction Document) has been entered into by any Vendor is valid and binding and has not been revoked.

3.  SHARES

3.1  The Vendors are the sole legal and beneficial owners of the Shares.

3.2  The Shares (or, in the case of the Subsidiaries, the shares or membership interests shown in Part 2 of Schedule 2) comprise the whole of the issued and allotted share capital of the Company.

3.3  All shares in the capital of the Company have been properly allotted and issued and are fully paid or credited as fully paid.

3.4  There is not now, and there is no agreement, arrangement or obligation (actual or contingent) to create, any Encumbrance over any of the shares in the Company (whether or not issued). No person has alleged to be entitled to an Encumbrance in relation to any of the shares in the Company (whether or not issued).

3.5  No options have been granted over, and no person has or is entitled to claim any right (actual or contingent) to call for the issue, transfer, repayment or redemption of any share capital or loan capital of the Company.

3.6  None of the shares in the Company was, or represents assets which were, the subject of a transaction at an undervalue (within the meaning of section 238 or 339 of the Insolvency Act 1986) or any other transaction capable of being set aside or varied under any insolvency laws within the past 5 years.

4.  THE COMPANY

4.1  (a)  The Derivative Consulting Group Limited is a company duly incorporated and existing under the laws of England and Wales.

      (b)  Derivatives Consulting Group LLC is a limited liability corporation duly incorporated and existing under the laws of the state of New York.

      (c)  Derivatives Consulting (UK) Limited is a company duly incorporated and existing under the laws of England and Wales.

      (d)  Derivatives Consulting (Holdings) Limited is a company duly incorporated and existing under the laws of England and Wales.

      (e)  Derivatives Consulting Group Singapore (Pte) Limited is a company duly incorporated and existing under the laws of Singapore.

      (f)  Derivatives Consulting Group (HK) Limited is a company duly incorporated and existing under the laws of Hong Kong.

4.2  The copy of the memorandum and articles of association (or other constitutional documents) of the Company attached to the Disclosure Letter is complete and accurate in all respects, has embodied in or annexed to it a complete and accurate copy of each resolution and other document required by law to be so embodied or annexed and fully sets out all of the rights and restrictions attaching to each class of shares and loan capital of the Company.

4.3  The Company is operating and has always operated its business in all material respects in accordance with its memorandum and articles of association at the relevant time.

4.4  The statutory books (including all registers and minute books) of the Company are in its possession and have been properly maintained and contain accurate and complete records of the matters which should be dealt with in those books and no written notice or allegation that any of them is incorrect or should be rectified has been received.

4.5  No person (except a director of the Company) is authorised to act as agent or attorney for the Company or otherwise bind the Company.

4.6  The Company has duly made all returns to, filed all documents which it is required to file with and made all applicable payments to the registrar of companies (or any equivalent for any overseas jurisdiction), all such returns and documents were when filed accurate and complete and no payments are due to any such person.

5.  SUBSIDIARIES AND INVESTMENTS

5.1  The Company is not and never has been the holder or beneficial owner of, nor has it agreed to acquire, any shares or loan capital in any company except for any shares held by it in another Group Company.

5.2  A Group Company is the sole legal and beneficial owner of the whole of the issued and allotted share capital of each of the Subsidiaries free from all Encumbrances.

6.  ACCOUNTS

6.1  The Company Accounts:

(a)  comply with all applicable statutory requirements and were prepared in accordance with accounting principles and practices generally accepted in the United Kingdom or the country in which such Group Company was incorporated or constituted at the time they were audited including all relevant financial reporting standards and statements of standard accounting practice;

 (b)  show a true and fair view of the assets, liabilities and state of affairs of the Company as at the Accounts Date and the profits and losses of the Company for the financial year ended on the Accounts Date; and

(c)  applied bases and policies of accounting which were consistently applied in the audited financial statements of the Company for each of the 2 financial years ended on the Accounts Date (a complete and accurate copy of each of which is contained in the Disclosure Documents).

6.2  The results shown in the audited financial statements of the Company and the audited consolidated financial statements of the Group for each of the 2 financial years ended on the Accounts Date have not (except as disclosed therein) been materially affected by any extraordinary or exceptional item.

6.3  The Group Accounts:

(a)  comply with all applicable statutory requirements and were prepared in accordance with accounting principles and practices generally accepted in the United Kingdom at the date they were audited including all relevant financial reporting standards and statements of standard accounting practice;

(b)  show a true and fair view of the state of affairs of the Group as at the Accounts Date and the profits and losses of the Group for the financial year ended on the Accounts Date; and

(c)  applied bases and policies of accounting which were consistently applied in the audited consolidated financial statements of the Group for each of the 2 financial years ended on the Accounts Date (a complete and accurate copy of each of which is contained in the Disclosure Documents).

6.4  The Management Accounts (a complete and accurate copy of which is contained in the Disclosure Documents) have been prepared in all material respects in accordance with accounting policies consistent with those used in preparation of the Group Accounts and, so far as the Warrantors are aware, fairly reflect the profits and losses and the state of affairs of the Company and the Group as at and for the period ending on the date to which the Management Accounts were prepared.

7.  EVENTS SINCE THE ACCOUNTS DATE - GENERAL

7.1  Since the Accounts Date:

(a)  the business of the Company has been carried on without interruption in its ordinary course and in the same manner (including nature and scope) as prior to the Accounts Date;

(b)  there has been no material adverse change in the financial or trading position of the Company;

(c)  the Company has not (other than in the ordinary course of its business) acquired or disposed of or agreed to acquire or dispose of any asset of a value exceeding £5,000 or assumed or incurred, or agreed to assume or incur, any liability, obligation or expense of a value exceeding £5,000;

(d)  there has been no change in the accounting reference period of the Company nor has any accounting period of the Company ended for corporation tax purposes;

(e)  save as referred to in the Transaction Documents, the Company has not created, allotted, issued, repaid or redeemed any share or loan capital or acquired or written off or reduced any of its own shares or loan capital;

(f)  the Company has not capitalised any reserves;

(g)  no resolution has been passed or agreed to by the members of the Company or the holders of any class of shares in the capital of the Company and there has been no decision or agreement of members having the effect of a members' resolution;

(h)  the Company has not entered into any agreement outside the ordinary course of its business;

(i)  no material agreement to which the Company is or was a party (being an agreement involving expenditure of more than £10,000 by any party thereto) and no agreement between the Company and any director of any Group Company or their respective Associates has been entered into, varied or terminated;

(j)  no debts of a value exceeding £5,000 due to the Company have been written off or written down to a material extent or assigned to a third party at less than full value or have proved to any extent irrecoverable or are now, so far as the Warrantors are aware, regarded as irrecoverable;

(k)  the Company has duly paid its creditors in accordance with their respective credit terms;

(l)  the Company has not borrowed any money (except through fluctuation of its overdraft within pre-existing facility limits or by way or normal trade credit of a value not exceeding £5,000 in any one case) or incurred any indebtedness in the nature of borrowing (including the acquisition of assets on lease or hire purchase) and has not incurred or become committed to any capital expenditure exceeding £5,000 for any one item or £20,000 in the aggregate;

(m)  no Encumbrance has been created over any of the assets of the Company; and

(n)  the Company has not offered or agreed (conditionally or unconditionally) to do any of the things referred to in any of the foregoing paragraphs.

8.  ACCOUNTING AND OTHER RECORDS

8.1  All accounting records, books of account and all other records of whatsoever kind of the Company:

(a)  have been properly and accurately maintained and are up to date (in both cases, minor clerical errors excepted);

(b)  are in the possession and control of the Company; and

(c)  comply with all statutory requirements.

8.2  None of the records or information of the Company is recorded, stored, maintained, operated, accessed or is otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerised or not) which (including all means of access and use) are not under the exclusive ownership and direct control of the Company.

8.3  All Leases in respect of Properties and all written agreements to which the Company is a party are in the possession or control of the Company.

9.  ASSETS

9.1  Each asset included in the Company Accounts or acquired by the Company since the Accounts Date (other than current assets disposed of in the normal course of trading) is solely owned (legally and beneficially) by the Company free from any Encumbrance, is situated in the jurisdiction in which the Company is incorporated or constituted and, where capable of possession, is in the possession or under the control of the Company.

9.2  The Company is not a party to, or liable under, a lease, hire, hire purchase, credit sale, deferred payment or conditional sale or purchase agreement, except for those agreements material details of which are set out in the Disclosure Letter.

10.  DEBTORS AND CREDITORS

10.1  All of the debts shown in the Accounts or in the Company's accounting records since the Accounts Date have realised (or, so far as the Warrantors are aware (having made no enquiry of any debtor), will realise within a period of 3 months from their due dates) their full value in the ordinary course of collection less any specific provision for bad or doubtful debts included in the Accounts.

10.2  The Company has not factored or sold any of its debts nor agreed to do so.

10.3  There are no debts owing by or to the Company other than debts which have arisen in the ordinary course of business nor has the Company lent any money which has not been repaid.

11.  BORROWING AND BANK FACILITIES

11.1  The Company does not have outstanding any borrowing or indebtedness in the nature of borrowing (other than normal trade credit of a value not exceeding £5,000 in any one case) including any indebtedness for moneys borrowed or raised under any acceptance credit, bond, note, bill of exchange or commercial paper, finance lease, hire purchase agreement, trade bills (other than those on terms normally obtained), forward sale or purchase agreement or conditional sale agreement, purchase on deferred terms or any factored debts other than as set out in the Disclosure Letter.

11.2  Full and accurate details of all the bank accounts of the Company and of the credit or debit balances on such accounts as at the close of business on a Business Day not more than 2 Business Days before the date of this Agreement are set out in the Disclosure Letter. Since that date, no payments out of any of the accounts have been made or authorised except for routine payments in the ordinary course of the Company's business.

11.3  The bank accounts of the Company are operated separately from the bank accounts of any other person and there is no right of set off against moneys in the Company's bank accounts for the liabilities of any other person.

11.4  Accurate details of all mortgages, charges and other security interests created by the Company or in respect of any of the Company's assets are set out in the Disclosure Letter.

11.5  No limitation on borrowing contained in the Company's articles of association or in any debenture, loan stock deed or other instrument to which it is a party or applying to it has been exceeded.

11.6  Nothing has occurred (or been alleged to have occurred) which constitutes or is reasonably likely to (with the giving of notice, lapse of time or fulfilment of any other condition) constitute an event of default under, or otherwise give rise to an obligation to repay prior to its stated maturity, any banking or financial facility available to the Company.

12.  GUARANTEES AND INDEMNITIES

No guarantee or indemnity has been given by the Company in respect of the obligations or liabilities of any other person, or by any other person in respect of any obligation or liability of the Company.

13.  GRANTS AND ALLOWANCES

The Company has not applied for or received any grant or financial assistance from any person.

14.  TRADING

14.1  A complete and accurate copy of the each agreement pursuant to which the Company carries on its business with its clients and customers or provides services to any person in relation to its business is contained in the Disclosure Documents.

14.2  So far as the Warrantors are aware (having made no specific enquiry of any customers or clients), no such customer or client has notified the Company of its intention, in the 6 months following signature or completion of this Agreement to:

(a)  permanently cease engaging the Company;

(b)  permanently and significantly reduce the services provided to it by the Company; or

(c)  substantially change the terms on which it is prepared to trade with the Company.

14.3  Save as set out in the customer contracts included in the Disclosure Documents and the Group's standard terms and conditions (a copy of which is included in the Disclosure Documents), the Company has not given any guarantee, indemnity or warranty or made any representation in respect of any services supplied or contracted to be sold or supplied by it save for any guarantee, indemnity or warranty implied by law and (save as aforesaid) has not accepted any liability or obligation in respect of or services that would apply after any such services have been supplied by it.

14.4  So far as the Warrantors are aware, the Company has not supplied any services which were or are or are likely to become in any material respect the subject of negligence claims or which did not or do not comply in any material respect with any warranties, indemnities or representations expressly or impliedly made by the Company and with all applicable laws, regulations, standards and requirements.

14.5  Material details of all material customer, client or supplier claims or complaints notified in writing to the Company in the 12 months preceding the date of this Agreement (being claims or complaints reasonably likely to give rise to a liability of more than £1,000) are set out in the Disclosure Letter and no such claims or complaints are outstanding.

14.6  There are no outstanding disputes between the Company and any of its customers, clients or suppliers which are of a material nature.

14.7  Details of all trade associations of which the Company is a member are set out in the Disclosure Letter and the Company has complied in all material respects with all rules and regulations of each such association.

15.  CONTRACTS

15.1  All of the agreements to which the Company is a party are valid, binding and enforceable in accordance with their respective terms and the Company is not and, so far as the Warrantors are aware, none of the other parties to any such agreement is in material default of any such agreement and, so far as the Warrantors are aware, there are no grounds for or any allegations that grounds exist for nor, so far as the Warrantors are aware, are there any circumstances reasonably likely to give rise to the termination, avoidance, rescission or repudiation of any such agreement.

15.2  The Company is not a party to or liable under any agreement which:

(a)  is incapable of complete performance in accordance with its terms within 6 months after the date on which it was entered into or incapable of termination by the Company on 6 months' notice or less without any payment by the Company (whether by way of compensation or otherwise);

(b)  so far as the Warrantors are aware, cannot readily be fulfilled or performed by it on time or without undue or unusual expenditure of money or effort;

(c)  requires the Company to pay any commission, finders' fees, royalty or the like;

(d)  is terminable by any party (other than the Company) in accordance with its terms on 30 days' notice or less; or

(e)  is in any way otherwise than in the ordinary course of business of the Company.

15.3  The Company is not and never has been a party to an agency, distributorship, franchise, marketing, purchasing, manufacturing, licensing or management agreement.

15.4  The Company is not and has never been a member of any partnership, joint venture, consortium or other unincorporated association (other than the trade associations details of which are set out in the Disclosure Letter) nor has it agreed to become a member of any such body.

15.5  No offer, tender or the like is outstanding which is capable of being converted into an obligation of the Company by an acceptance or other act of some other person.

15.6  A complete, accurate and up to date copy of the Company's contract with Markit Limited is attached to the Disclosure Letter and the Company is not party to any other arrangements with Markit Limited.

16.  EFFECT OF SALE

16.1  The acquisition of the Shares by the Purchaser or the entry into, compliance with or completion of this Agreement will not:

(a)  entitle any person to determine any obligation owed by it to the Company  under any written agreement nor, so far as the Warrantors are aware, cause the Company to lose the benefit of any other right or privilege it presently enjoys;

(b)  result in a breach of the memorandum or articles of association of the Company;

(c)  result in a breach of, or constitute a default under, any law to which the Company is bound or subject in any jurisdiction or any order, judgment or decree of any court or agency by which the Company is bound or to which it is subject; or

(d)  result in a breach of or constitute a default under any agreement, or so far as the Warrantors are aware, understanding or arrangement to which the Company is a party nor entitle any person to terminate any such agreement, or so far as the Warrantors are aware,  understanding or arrangement nor give rise to any obligation to make any payment to any person.

16.2  No person has received or is entitled to receive from the Company any fee or benefit (including (without limitation) any finder's fee, brokerage or commission) or the reimbursement of any expense in connection with the transaction contemplated by this Agreement.

17.  LICENCES

17.1  For the purposes of paragraphs 17.2 to 17.5, "Licences" includes licences, consents, permissions, permits, approvals, registrations, notifications and authorisations (whether public or private).

17.2  All necessary Licences have been obtained by the Company to enable the Company to carry on its business in the places and in the manner in which it is currently carried on and all such Licences are in full force and effect in accordance with their respective terms, have been complied with in all material respects and are not due to expire in the 6 months following the date of this Agreement.

17.3  Without prejudice to paragraph 17.2, details of all the Licences held or obtained by the Company are included in the Disclosure Documents.

17.4  The Warrantors are not aware of any reason why any of the Licences held by the Company or for its benefit should be suspended, cancelled, modified or not renewed.

17.5  No objection has been made to the renewal of any Licence held by the Company or for its benefit at any time during the 3 years prior to the date of this Agreement.

17.6  No Group Company nor any employee or contractor of any Group Company is required to register as an authorised person for the purposes of the Financial Services Markets Act 2000 in connection with the business carried on by the Group Companies as at the date of this Agreement.

18.  INSURANCE

18.1  Accurate details of all the insurance policies (including the limit and basis of cover under each policy and the amount of any applicable excess) in which the Company has an interest (the "Company's Insurances") are contained in the Disclosure Documents.

18.2  Each insurable asset of the Company is, and has at all material times been, insured to its full replacement or reinstatement value against each risk normally insured against by persons operating the same type of business as the Company.

18.3  The Company is, and has at all material times been, adequately insured against accident, loss, damage, injury, third party loss, employer's liability, loss of profits,  business interruption and all other risks normally insured against by persons operating the same type of business as the Company.

18.4  In respect of all of the Company's Insurances:

(a)  all premiums have been paid up to date;

(b)  all the policies are in full force and effect in accordance with their respective terms;

(c)  so far as the Warrantors are aware no circumstances relating to the Company exist which are reasonably likely to give rise to any increase in premiums or any refusal to renew any of the policies;

(d)  so far as the Warrantors are aware, there are no circumstances relating to the Company which are reasonably likely to lead to any liability under any of the policies being avoided by the insurers or to any of the policies being revoked or rendered void or voidable;

(e)  material details of all claims (and settlements, if applicable) under any of the policies made during the period of 3 years preceding the date of this Agreement are set out in the Disclosure Letter; and

(f)  there are no outstanding claims under any of the policies and, so far as the Warrantors are aware, there are no circumstances which are reasonably likely to give rise to any such claim.

19.  COMPLIANCE WITH THE LAW

19.1  The Company has conducted its affairs and dealt with its assets in all material respects in accordance with all applicable legal requirements and is not in material violation of any law or governmental authority in respect of the conduct of its business or the ownership or occupation of any properties which violation would cause loss or damage to the Company. Without limiting the foregoing, the Company is in compliance in all material respects with all laws which relate to: (i) giving or agreeing to give any gift or similar benefit of more than nominal value on behalf of the Company to any customer, supplier, employee or official of any governmental authority, to induce the recipient or his or her employer to do business, grant favourable treatment or compromise or forego any claim; and (ii) making any payment that is unlawful under prevailing United States laws (so far as applicable) to promote or retain sales or to help, procure or maintain good relations with the suppliers. The Company has not received any notification of any asserted present or past failure to comply with any such law or regulation. No gift or benefit is required in connection with the operations of the company or its business to avoid any fine, penalty, cost or expense.

20.  LITIGATION

20.1  Except for debt collection by the Company in the ordinary course of business in respect of sums not exceeding £10,000 in aggregate the Company is not (directly or through any person for whose acts or defaults it may be liable) engaged whether as a defendant or claimant or otherwise in any litigation or arbitration or prosecution or other legal proceedings nor are any such proceedings pending, or, so far as the Warrantors are aware, anticipated or threatened and, so far as the Warrantors are aware, there are no facts or circumstances which may give rise to any such proceedings.

20.2  Neither the Company nor, so far as the Warrantors are aware, any of its officers nor, so far as the Warrantors are aware, (in relation only to their employment) any of its employees is subject to any investigation, enquiry or disciplinary proceeding and none is pending or, so far as the Warrantors are aware, threatened and, so far as the Warrantors are aware, no matter or circumstance exists which might give rise to any such investigation, enquiry or disciplinary proceeding.

20.3  There is no dispute or disagreement between the Company and any government department or agency or any regulatory body in any jurisdiction and, so far as the Warrantors are aware, there are no facts or circumstances which are reasonably likely give rise to any such dispute or disagreement.

20.4  Neither the Company nor any of its officers nor (in relation only to their employment) any of its employees is or has been a party to any undertaking or assurance given to any court or governmental agency or regulatory body in any jurisdiction or the subject of any injunction which is still in force.

20.5  There is no outstanding judgment, order, decree, award or decision of a court, tribunal, arbitrator or other person in any jurisdiction against the Company (notice of which has been given to the Company) or a person for whose acts or defaults the Company may be liable.

21.  COMPETITION

21.1  The Company is not a party to any agreement, arrangement, transaction or practice which in any way restricts its freedom to carry on the whole or any part of its business solely as it sees fit or to use or exploit any of its assets in any part of the world in such manner solely as it sees fit.

22.  ARRANGEMENTS BETWEEN THE COMPANY AND THE VENDORS

22.1  There is not outstanding, and there has not at any time during the last 3 years been outstanding, any agreement, arrangement or understanding (whether legally binding or not) to which the Company is, or was, a party in which:

(a)  any of the Warrantors or any of their respective Associates;

(b)  so far as the Warrantors are aware, any of the Vendors or any of their respective Associates;

(c)  any person who at the time of such agreement, arrangement or understanding was beneficially interested in any of the Company's shares or any Associate of any such person; or

(d)  any director, officer, employee or consultant or former director, officer, employee or consultant of any Group Company,

is or was interested, whether directly or indirectly (other than by virtue of his employment with the Company).

22.2  The Company is not a party to, nor have its profits or financial position during the 3 years prior to the date of this Agreement been affected by, any agreement, arrangement or understanding (whether legally binding or not) which is not and was not entirely of an arm's length nature.

22.3  None of the Warrantors, nor, so far as the Warrantors are aware, any of Vendors nor the directors of any Group Company nor, so far as the Warrantors are aware, any of their respective Associates has any interest, direct or indirect, in any business which competes with that now carried on by the Company (other than by virtue of holding one per cent. or less of the shares in a publicly listed company).

22.4  The Company has not at any time in the 3 years prior to the date of this Agreement acquired or leased, licensed or hired any asset from or transferred or leased, licensed or hired any asset to any of the Vendors or the directors of any Group Company or, so far as the Warrantors are aware, any of their respective Associates.

22.5  The Company does not owe any money to and is not owed any money by any of the Vendors or the directors of any Group Company or, so far as the Warrantors are aware, any of their respective Associates (other than in respect of salary or benefits accrued in the ordinary course of employment).

23.  EMPLOYMENT

In this paragraph 23, a "person employed or engaged by the Company" means any employee of the Company, any director or other officer of the Company (whether or not the director or officer is an employee) and any Worker engaged by the Company.

23.1  A schedule setting out accurate details of the names, ages, length of service and terms and conditions of employment or engagement including rates of remuneration, benefits in kind, bonuses and commissions, notice periods, pensions, health insurance and life assurance of each person employed or engaged by the Company is included in the Disclosure Documents.

23.2  Complete and accurate copies of all material documents relating to the terms of employment or engagement of each person employed or engaged by the Company including all service contracts, employment agreements, secondment agreements, written particulars of employment, staff handbooks, staff manuals, benefit plans, disciplinary and grievance procedures, personnel policies and codes of conduct are contained in the Disclosure Documents.

23.3  All employment contracts, staff handbooks, policies and procedures comply in all material respects with the provisions of the Employment Act 2002, the Employment Act 2002 (Dispute Resolution) Regulations 2004 and the Employment Equality (Age) Regulations 2006 and in relation to any non-English jurisdiction the laws or regulations dealing with the same or similar matters.

23.4  Accurate details of all persons employed or engaged by the Company  who have been absent from work or who have failed to provide services for more than 12 consecutive weeks (whether on maternity leave, unpaid leave, long-term sickness, secondment, authorised annual leave or otherwise) in the 12 month period ending on the date of this Agreement are contained in the Disclosure Letter.

23.5  Accurate details of all persons employed or engaged by the Company who are due to retire in the 12 month period commencing on the date of this Agreement are contained in the Disclosure Letter.

23.6  The Company has complied in all material respects with its obligations under the Employment Equality (Age) Regulations 2006 (or any analogous or similar law or regulation in such Company's applicable jurisdiction) in relation to those persons employed or engaged by the Company who are due to retire in the 12 month period commencing on the date of this Agreement.

23.7  No offer of employment or engagement has been made by the Company to any person:

(a)  which has not been accepted or which otherwise remains outstanding at the date of this Agreement; or

(b)  which has been accepted but where the employment or engagement has not commenced.

23.8  No person employed or engaged by the Company has given or received notice terminating or purporting to terminate his employment or engagement.

23.9  No person employed or engaged by the Company, nor any independent contractor engaged by the Company, will be entitled to give notice terminating his employment or engagement as a result of the execution of this Agreement or any Transaction Document or the sale and purchase of the Shares and, so far as the Warrantors are aware, no such person has notified their intention to resign or terminate his employment, engagement or contract with the Company as a result of the execution of this Agreement or any Transaction Document or the sale and purchase of the Shares.

23.10  The Company has not operated and has not communicated an intention to operate any short time working scheme or arrangement or any redundancy or redeployment scheme or arrangement, whether formal or informal, contractual or non-contractual, which provides for payments greater than those required by statute or for notice periods greater than those set out in contracts of employment or engagement.

23.11  Since the Accounts Date there has been no change in the rate of remuneration, benefits or other terms of employment or engagement of any person employed or engaged by the Company.

23.12  There are no amounts owing to any person employed or engaged by the Company or any person who was previously a person employed or engaged by the Company other than remuneration accrued (but not yet due for payment) in respect of the calendar month in which the Completion Date falls or for reimbursement of business expenses incurred during such month.

23.13  There are no amounts owing by any person employed or engaged by the Company to the Company nor are any amounts owing to the Company by any person who was previously employed or engaged by the Company.

23.14  There is no material outstanding dispute (including an industrial dispute) between the Company and any person employed or engaged by the Company or its contractors (or any person who claims to be so employed or engaged) nor any person who was previously a person employed or engaged by the Company or its contractors (or any person who claims to have been so employed or engaged).

23.15  The Company has not recognised and has not done any act which might be construed as recognition of any trade union nor, so far as the Warrantors are aware, are any steps being taken by any employees or other individuals to procure trade union recognition.

23.16  The Company has not in the 12 month period ending on the date of this Agreement given notice of any redundancies to the relevant Secretary of State nor started consultations with any trade union or appropriate representatives under the provisions of Chapter II of TULRCA nor failed to comply with any obligation under Chapter II of TULRCA (or any analogous or similar law or regulation in such Company's applicable jurisdiction).

23.17  The Company has complied in all material respects with:

(a)  all obligations imposed on it under contract, at common law and by statute in relation to any person employed or engaged by the Company and any Representative;

(b)  all agreements with any Representative; and

(c)  all relevant orders, declarations and awards made under any relevant statute, regulation or code of conduct and practice affecting the terms of employment or engagement of any person employed or engaged by the Company.

23.18  There are no enquiries or investigations existing or, so far as the Warrantors are aware, pending or threatened affecting the Company by the Equal Opportunities Commission, the Commission for Racial Equality, the Disability Rights Commission or other similar body.

23.19  There is no person who was previously a person employed or engaged by the Company who now has or will have a right to return to work (including for reasons connected with maternity leave or absence by reason of illness or incapacity) or a right to be reinstated or re-engaged by the Company or, so far as the Warrantors are aware, to any compensation.

23.20  The Company has complied and continues to comply, in each case in all material respects, with the provisions of the Employment Act 2002 and the Employment Act 2002 (Dispute Resolution) Regulations 2004.

23.21  The Company has not received a "valid employee request" from any of the employees of the Company nor has it sent an "employer notification" to any employees of the Company under the provisions of the ICE Regulations.

23.22  The Company has not made arrangements for the election or appointment of negotiating representatives under the ICE Regulations.

23.23  There is no negotiated agreement in place in respect of any employees of the Company under the ICE Regulations.

23.24  The Company has complied in all material respects with the provisions of the ICE Regulations.

23.25  The Company has not, in the 3 years preceding the date of this Agreement, entered into any agreement or arrangement which involved or is or was reasonably likely to involve the Company being a party to a relevant transfer within the meaning of the Transfer Regulations.

23.26  Accurate details of all outstanding share options and any other equity rights granted to employees or former employees of the Company are contained in the Disclosure Documents.

23.27  All persons employed or engaged by the Company who require a work permit or other permission to work in the jurisdiction in which they work for the Company have a current and appropriate work permit or other permission.

23.28  The relationship of the Company's contractors to the Company is that of an independent contractor. There is no relationship of partnership, joint venture, employment, franchise, or agency between the parties, and the contractors and/or their personnel are not authorised to act or attempt to act, or represent itself, directly or by implication, as an agent of the Company or in any manner assume or create or attempt to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, the Company or to bind the Company in any manner.

23.29  The Company has complied and continues to comply, in each case in all material respects, with the Conduct of Employment Agencies and Employment Business Regulations 2003 as amended (the "Regulations”).

23.30  The Company has obtained signed notices opting out of the Regulations in accordance with Regulation 32 from both the work seeker and the person providing the work where the work seeker is a limited company.

23.31  The Disclosure Documents contain copies of all agreements under which a person is engaged by the Company under a contract for services together with a schedule setting out the details of each such person and the fees and any other benefits payable to them.

24.  PENSIONS

24.1  Interpretation

"Disclosed Pension Obligations" means the contractual obligations of the Company to pay employer pension contributions in respect of UK employees and directors as follows:

(a)  £60,000 per annum in respect of each of Jonathan Davies and Cameron Munro;

(b)  £40,000 per annum in respect of each of Paul Middleton, Simon Rees-Goddard and David Newland;

(c)  10% of basic salary in respect of each of Sean McGee and Claire Lincoln-White;

(d)  20% of basic salary in respect of Patricia Wilson;

(e)  4% of basic salary in respect of UK employees of the Company who received an offer letter from the Company prior to 1 January 2008 and who have enrolled for employer pension contributions (such contributions being payable from the date of enrolment); and

(f)  a matching contribution of up to 4% of basic salary in respect of UK employees of the Company who received an offer letter from the Company on or after 1 January 2008 and who make employee pension contributions and have enrolled for employer pension contributions (such employer pension contributions being payable from the date of enrolment) to a stakeholder pension plan operated by AXA or to a personal pension plan of the relevant individual's choice.

24.2  All UK employees and directors of the Company eligible to receive employer pension contributions who do not currently receive such contributions have been notified in writing by the Company of their eligibility to receive such contributions (on a matching or non-contributory basis as appropriate) on completion of their probationary period (subject to enrolment for such contributions) and have been notified in writing that any such contributions shall only be payable by the Company from the date of enrolment (and, if appropriate, subject to payment of employee pension contributions).

24.3  Save for the Disclosed Pensions Obligations, there is not in operation as at the date of this Agreement, nor has there ever been in operation, nor has any proposal ever been announced to enter into or establish, any agreement, arrangement, obligation, commitment, custom or practice (whether funded or unfunded, and whether or not registered for the purposes of Chapter 2 of Part 4 of the Finance Act 2004) under which the Company has or could ever have any obligation to provide or contribute towards any pensions, allowances, lump sum or other like benefits payable on retirement, death, termination of employment (whether voluntary or not or whether arising from a transfer of an undertaking within the meaning of the TUPE Regulations or otherwise) or during periods of sickness or disablement, for the benefit of any of the employees (or ex-employees) or directors (or ex-directors) of the Company or for the benefit of the dependants of any of such employees or directors of the Company.

24.4  All material details in relation to the Disclosed Pension Obligations are set out in the Disclosure Letter, including (but without limitation) a list of all current employees and directors in respect of whom Disclosed Pension Obligations are currently paid together with all relevant details necessary to establish their entitlements.

24.5  The stakeholder pension scheme offered by the Company and administered by AXA is registered for the purposes of Chapter 2 of Part 4 of the Finance Act 2004 with HM Revenue & Customs.

24.6  All contributions and payments which have fallen due for payment pursuant to the Disclosed Pension Obligations have been paid on time.

24.7  The Disclosed Pension Obligations consist exclusively of obligations to provide money purchase benefits as defined in section 181 of the Pension Schemes Act 1993 and no promise, assurance or undertaking has been given by the Company (whether legally binding or not) as to the provision of any retirement, death or disability benefits at any particular level.

24.8  The Company has at all times complied with section 3 of the Welfare Reform and Pensions Act 1999, the Stakeholder Pension Scheme Regulations 2000 (SI 2000/1403) and all other legislation applicable to stakeholder arrangements.

24.9  There are no civil, criminal, arbitration, administrative or other claims, complaints, proceedings or disputes (including but without limitation before the Pensions Regulator, Pensions Ombudsman or HM Revenue & Customs) made, nor, so far as the Warrantors are aware, pending or threatened by any employee, director, former employee or former director of the Company (including but without limitation against the provider or administrator of any pension arrangement or the Company) in respect of the provision of (or failure to provide) pension, lump sum, death, ill-health, disability or accident benefits by the Company and there are no facts or circumstances of which the Warrantors are aware which may give rise to any such claims, complaints, proceedings or disputes.

25.  PROPERTY

25.1  The particulars of the Properties set out in Schedule 3 are true and accurate.

25.2  The Properties are the only land and buildings owned, used or occupied by the Company and the Subsidiaries.

25.3  No Group Company has any right of ownership, right of use, option, right of first refusal or contractual obligation to purchase, or any other legal or equitable right, estate or interest in, or affecting, any land or buildings other than the Properties.

25.4  No Group Company has any existing or contingent liability in respect of any property, land or buildings whether previously occupied by it or in which it owned or held any interest, including leasehold premises assigned or otherwise disposed of.

25.5  No Group Company has given any guarantee or indemnity in respect of any liability relating to any of the Properties.

25.6  The Group Company identified in Schedule 3 as the proprietor of any of the Properties is the lessee thereof and solely legally and beneficially entitled to the interest granted under the relevant Lease.

25.7  The Group Company identified in Schedule 3 as the proprietor of any of the Properties is in possession and actual occupation of the whole of each Property in respect of which it has been so identified on an exclusive basis and no right of occupation or enjoyment has been acquired or is in the course of being acquired by any third party and no Group Company has granted, or agreed to grant, any right of occupation or enjoyment in respect of any of the Properties to any third party.

25.8  The Disclosure Documents contain complete and accurate copies of all Leases in respect of the Properties and evidence of the current annual rent payable under each Lease.

25.9  All Leases have been properly stamped with stamp duty (or the appropriate SDLT certificate obtained) (where required) and registered (where required).

25.10  In relation to each Lease the Company and, so far as the Warrantors are aware, the landlord has observed and performed in all material respects all covenants, restrictions, stipulations and other encumbrances.

25.11  All principal rent and additional rent and all other sums (by way of rent premium or otherwise) payable by each tenant under each Lease ("Lease Sums") have been paid as and when they became due and no Lease Sums have been:

(a)  set off or withheld; or

(b)  commuted, waived or paid in advance of the due date for payment; or

(c)  taken or accepted from or agreed with any tenant beyond what is legally permitted.

25.12  The Properties (including the beneficial interests in them) are free from:

(a)  any Encumbrance;

(b)  registered local land charges or matters which, although not registered, are capable of registration as local land charges,

and there is no agreement or commitment to give or create or procure or permit to arise any of the foregoing.

25.13  The Properties are not subject to the payment of any outgoings other than non-domestic local business rates and water and sewerage charges (and, in the case of the Leasehold Properties, principal rent, insurance premiums and service charges) and all outgoings have been paid when due and none is disputed.

25.14  All of the Properties are actively used by the Group in connection with the Business.

25.15  All necessary permissions and consents (including planning and building regulation consents) have been obtained in relation to the Existing Use of each of the Properties and no alterations or improvements have been made to any of the Properties.

25.16  There are no unusual or onerous conditions attaching to any planning permission affecting any of the Properties and no such planning permission is subject to any condition or limitation making it personal to anyone or temporary (other than the conditions referred to in sections 91 and 92 of the Town and Country Planning Act 1990).

25.17  Each Group Company has complied in all material respects with all applicable statutory and bye-law requirements, and all regulations, rules and delegated legislation, relating to the Properties and their Existing Use, including all requirements under the Property Legislation.

25.18  No Group Company has received any adverse report from any engineer, surveyor or other professional relating to any of the Properties and, so far as the Warrantors are aware, no predecessor in title of any Group Company has done so.

25.19  No notices, complaints or requirements have been issued or made in writing to the Company by any competent authority or undertaking exercising statutory or delegated powers in relation to any of the Properties.

25.20  There exists no dispute between any Group Company on the one hand and the owner or occupier of any other premises adjacent to or neighbouring the Properties on the other and, so far as the Warrantors are aware, there exist no circumstances that are reasonably likely to give rise to any such dispute.

26.  ENVIRONMENT

26.1  The Company has complied at all times and in all material respects with Environmental Law and there are and have been no acts or omissions of the Company in relation to Environmental Matters which could give rise to fines, penalties, losses, damages, costs, expenses or liabilities or could require any Works.

27.  INTELLECTUAL PROPERTY

27.1  True and accurate details of all Business IP (other than copyright and unregistered designs) are set out in the Disclosure Letter.

27.2  The Company does not own any registered Business IP and no application is pending to register any Business IP owned by the Company.

27.3  Material details of all licences, agreements, assignments, authorisations and permissions in whatever form and whether express or implied (collectively referred to in paragraphs 27 and 28 of this Schedule 5 as "IP Licences") granted to or by the Company in respect of any Business IP (excluding IT Contracts) are set out in the Disclosure Letter.

27.4  The IP Licences granted to or by the Company are valid and binding in accordance with their respective terms. The Company is not and, so far as the Warrantors are aware, none of the other parties to any IP Licence granted to or by the Company in respect of any Business IP is in breach of the same, or otherwise in default of any provision thereof.

27.5  The Company has not granted and is not obliged to grant any other IP Licence in respect of any Business IP save for as set out in the Disclosure Letter.

27.6  The Business IP comprises all the Intellectual Property which in the Warrantors' reasonable belief is required by the Company to carry on its business in substantially the manner in which it is carried on at Completion.

27.7  All Business IP:

(a)  is vested in or validly granted to the Company; and

(b)  is valid, subsisting and enforceable and nothing has been done or omitted to be done that will, could or might derogate from that validity and enforceability and no person is, so far as the Warrantors are aware, opposing or asserting its Intellectual Property in relation to the Business IP.

 27.8  The Company has taken all reasonable steps to protect the confidentiality of the Business Information.

 27.9  The Company is not a party to any agreement or subject to any duty which restricts the free use or disclosure by the Company of any of the Business Information.

 27.10  The Company is not at the date of this Agreement infringing nor has it at any time in the last 3 years infringed the rights of any other person in any Intellectual Property in any material respect.

 27.11  So far as the Warrantors are aware, there is not at the date of this Agreement, nor has there been at any time during the last 3 years, any unauthorised use or infringement by any person of any of the Business IP or any Business Information.

 27.12  All persons retained or employed by the Company who, in the course of their work for the Company have brought, will or might reasonably be expected to bring into existence Intellectual Property are individually bound by written agreements with the Company whereby all Intellectual Property which such persons bring or which may be brought into existence during their work for the Company vests (to the extent permissible by law) in the Company and all such agreements contain terms which prohibit such persons divulging any Business Information.

 27.13  The Company does not use any corporate, business and trading name other than "DERIVATIVES CONSULTING GROUP" or "DCG".

27.14  The Company has validly registered the domain names, details of which are shown in the Disclosure Letter and the Warrantors are not aware of any claims, or any circumstances that are reasonably likely to give rise to a claim, that the Company is not entitled to these domain name registrations.

27.15  The acquisition of the Shares by the Purchaser will not entitle any party to terminate or materially alter the terms of any of the IP Licences granted to or by the Company.

28.  SYSTEMS

28.1  In paragraphs 28.2 to 28.17:

"Content" means all information whether in written or other form whether eye-readable or machine-readable comprising data, formulae, plans, graphs, pictorial or other material;

"Euro-Compliant" means all software products are capable:

(a)  of performing all requisite functions for more than one currency and for any common currency adopted by one or more members of the European Union (the "Euro");

(b)  of complying with all legal requirements applicable to the Euro including, but without limitation, the rules on conversion and rounding set out in the EC Regulation number 1103/97 and EC Regulation number 974/98;

(c)  of displaying and printing in all relevant screen layouts all symbols and codes adopted by any government or any other European Union body or other regulatory authority in relation to the Euro;

"Hardware" means all computer hardware, related peripherals and equipment and apparatus, in each case, owned or used by the Company;

"IT Contracts" means all agreements and arrangements under which any third party (including, without limitation, any Group Company or any source code deposit agents) provided any element of, or services relating to, the System including leasing, hire purchase licensing, hosting, outsourcing, network provision, maintenance and services agreements;

"Software" means all computer programs, whether in object or source code and their associated documentation, applications and preparatory design materials, in each case, owned or used by the Company; and

"System" means the Hardware and the Software.

28.2  Details of all Software (other than standard, "off the shelf" Software) are set out in the Disclosure Letter and, except where such Software or any Content is owned legally and beneficially by the Company, copies of the licences pursuant to which such use is made are contained in the Disclosure Documents (other than for standard, "off the shelf" Software).

28.3  The Company has obtained all necessary rights to enable it to make exclusive and unrestricted use of the System.

28.4  The Warrantors are not aware of any case where fraud has been committed against the Company by use or abuse of its Systems whether alone or in conjunction with any third party.

28.5  All Software conforms in all material respects with its specification.

28.6  So far as the Warrantors are aware, the Company's procedures for preventing unauthorised access to the System, and for taking and storing on-site and off-site back-up copies of the Software and any data owned or used by the Company, are adequate in the context of the business and resources of the Company.

28.7  All Software (which is not the subject of a written licence from a third party) was either:

(a)  written or created by the employees of the Company in the ordinary course of their duties; or

(b)  written for the Company by a third party and such party has executed a valid and effective assignment of all Intellectual Property in such Software in favour of the Company, copies of which are attached to the Disclosure Letter; or

(c)  written by a third party and such party has executed a valid and effective assignment of all Intellectual Property in such Software in favour of the Company, copies of which are attached to the Disclosure Letter.

28.8  No material element of the System has suffered any material failure or breakdown in the 12 months preceding this Agreement causing material business interruption and, so far as the Warrantors are aware, the System functions in accordance with its relevant specifications and is, so far as the Warrantors are aware, sufficient for the requirements of the business of the Company as carried on at Completion.

28.9  Copies of the IT Contracts are contained in the Disclosure Documents and the IT Contracts:

(a)  are valid, binding and in full force and effect in accordance with their respective terms in respect of all Systems of, or utilised by or on behalf of, the Company;

(b)  are not the subject of any claims, disputes or proceedings arising or threatened; and

(c)  do not entitle any party to terminate them or otherwise materially amend their  terms on a change of control of the Company.

28.10  The System has adequate security, back-up and disaster recovery arrangements in place (including emergency cover) and the Hardware and Software are covered by support and maintenance agreements.

28.11  The System is Euro-Compliant.

29.  DATA PROTECTION AND COMPLIANCE

29.1  In this paragraph 29:

"Data Protection Laws" means the Data Protection Act 1998 any regulations or instruments thereunder, and of Directive 95/46/EC of the European Parliament and of the Council on the Protection of Individuals with Regard to the Processing of Personal Data and on the Free Movement of Such Data and any regulations or instruments;

"Personal Data" means data processed by or on behalf of the Company which is personal data within the meaning of the Data Protection Act 1998 and to which the Data Protection Laws apply;

"data", "data controller", "data processor" and "processing" have the meanings given in the Data Protection Laws.

29.2  The Company has complied in all material respects with, and has established all procedures necessary to ensure continued compliance with, all relevant requirements of the Data Protection Laws (including the data protection principles set out therein).

29.3  The Company has registered itself under the Data Protection Act 1998 in respect of all Personal Data held by it, all due and requisite fees in respect of such registration have been paid, the details contained in such registration and any related applications are correct and there are no outstanding claims for compensation for inaccuracy, loss or unauthorised disclosure of personal data pursuant to the Data Protection Laws and, so far as the Warrantors are aware, there are no circumstances reasonably likely to give rise to any such claim or any enforcement action.

30.  INSOLVENCY

30.1  The Company is not nor has it ever been unable to pay its debts from time to time as they fall due.

30.2  No meeting of the Company has been convened for the purpose of considering any resolution to present a petition for a winding up order.

30.3  No petition has been filed and no application or order has been made for the winding up of the Company or for the appointment of a liquidator or provisional liquidator of the Company.

30.4  No meeting of the Company has been convened for the purpose of considering any resolution to present an application for an administration order.

30.5  No application for the making of an administration order in relation to the Company has been presented and no person who is entitled to do so has given written notice of its intention to appoint an administrator of the Company or filed such a notice with the court.

30.6  The Company has not passed any resolution to present an application for an administration order.

30.7  No administration order has been made and no person who is entitled to do so has given notice of the appointment of an administrator or filed such a notice with the court in relation to the Company.

30.8  The Company has not at any time been a party to or subject to or applied for:

(a)  the sanctioning under section 899 of the Companies Act 2006 of a compromise or arrangement between it and any such persons as are mentioned in that section or the making of any other compromise with its creditors;

(b)  the grant to it, by means of any contractual or informal rescue, work-out, debt re-scheduling or restructuring of any reduction, concession or indulgence (conditionally or otherwise) by any of its creditors with regard to their rights to recover or enforce payment of the debts presently or in future due by it to them;

 (c)  crystallisation of any floating charge created by it or the occurrence of any event which causes, or with the giving of any notice or making of any demand would cause, such crystallisation;

(d)  the appointment of any receiver (including any administrative receiver, as defined by the Insolvency Act 1986) over all or any part of its property or assets;

(e)  an encumbrancer taking possession of, or otherwise enforcing his security over, all or any part of its property or assets;

(f)  the levying of any distress, execution, charging order, garnishee or other process over all or any part of its property or assets;

(g)  the failure by it to fully satisfy any judgment (monetary or otherwise) outstanding against it in circumstances in which the judgment creditor has a present right to execute or enforce such judgment;

(h)  the issue, filing or service of any petition, application, notice, advertisement, demand, proceedings, process, circular or communication, the convening of any meeting, or the taking of any steps, or the existence of any circumstances, which may lead to the occurrence of any of the foregoing events; or

(i)  the occurrence of any event under the laws of any jurisdiction, other than England and Wales, which is analogous to any of the foregoing events.

30.9  None of the directors of the Company has had an interim order made under the Insolvency Act 1986, become bankrupt, made any composition or voluntary arrangement or entered into any deed of arrangement with his creditors or become subject to an administration order under section 12 of the County Courts Act 1984.

30.10  None of the Warrantors has had an interim order made under the Insolvency Act 1986, become bankrupt, made any composition or voluntary arrangement or entered into any deed of arrangement with his creditors or become subject to an administration order under section 12 of the County Courts Act 1984.

Part 2

31.  TAX WARRANTIES

Provisions

31.1  Full provision or reserve has been made in the Accounts for all Taxation liable to be assessed on the Company and for all Taxation for which the Company may become accountable in respect of the period ended on the Accounts Date.

31.2  The Accounts make proper provision for deferred Taxation in accordance with generally accepted accounting practice.

Payment of Tax and Interest

31.3  The Company has duly and punctually paid all Taxation which it ought to have paid to the appropriate Tax Authority and, so far as the Warrantors are aware, the Company is not nor has it since incorporation been liable to any penalty interest supplement fine default surcharge in connection with any Taxation.

Returns

31.4  The Company has within the required period duly and properly made given or delivered all information returns notices elections registrations accounts and computations which ought to have been made given or delivered for the purposes of any Taxation and none of them is or is expected to be the subject of any material dispute with any Tax Authority and all such information returns notices elections registrations accounts and computations supplied to any Tax Authority for any purpose are and were when supplied full true and accurate in all material respects.

Disputes and Audits

31.5  There is no material dispute with any Tax Authority in respect of the Company and there has been no such dispute within the last six years.

31.6  The Company has not been the subject of any non-routine review audit investigation visit discovery or access order by any Tax Authority and, so far as the Warrantors are aware, no non-routine review investigation visit or audit by any Tax Authority is currently planned and there are no material facts or circumstances which are likely to cause any such non-routine review investigation visit or audit to be instituted.

Employees and Directors

31.7  The Company has complied fully with all reporting requirements and proper records have been maintained relating to all payments and benefits made or provided or treated as made or provided to its current and former directors shadow directors employees and officers and the Company does not currently engage and has not within the last three years engaged any person whom it has treated as self-employed but who may be an employee.

31.8  In respect of Pay As You Earn ("PAYE", which definition is deemed for these purposes to include equivalent regimes in other jurisdictions for the collection of tax from payments to employees):

(a)  the Company has properly operated the PAYE system (or the equivalent system for deducting tax at source from remuneration payments) deducting Taxation as required by law from all appropriate payments made or treated as made and benefits provided or treated as provided to its employees and former employees and has properly accounted to the appropriate Tax Authority for all amounts for which it has been required to account and has not agreed any dispensations with a Tax Authority in relation to PAYE;

(b)  so far as the Warrantors are aware, no Tax Authority has conducted a PAYE audit on the Company nor has any Tax Authority notified the Company that any such audit will or might take place.

31.9  The Company has complied with all its obligations relating to National Insurance contributions (both primary and secondary) and social security contributions and has duly and punctually paid (or deducted and accounted for) to the relevant Tax Authority all amounts of National Insurance contributions (and equivalent social security contributions in relevant jurisdictions) for which it is liable.

Options

31.10  The Company has complied with its reporting requirements in relation to options granted or agreed to be granted to any director employee former director or former employee.

Secondary and Contractual Liabilities

31.11  So far as the Warrantors are aware, the Company is not and will not become liable to pay or to reimburse or indemnify another person in respect of Taxation in consequence of the failure by any other person to discharge Taxation and the Company is not subject to any contractual liability to indemnify any person in respect of Taxation.

Concessions and Arrangements

31.12  The amount of Taxation chargeable on the Company during any accounting period ending on or within three years before the date of this Agreement has not depended on any concessions agreements or other formal or informal arrangements with any Tax Authority.

Outstanding Claims Elections and Appeals

31.13  The Disclosure Letter contains (with express reference to this paragraph) full particulars of all matters relating to Taxation as shown in the Accounts in respect of which the Company is, at Completion, entitled:

(a)  to make any claim disclaimer or election for relief under any Taxation Statute;

(b)  to appeal against any assessment or determination relating to Taxation;

(c)  apply for a postponement of Taxation;

where the last day for doing so (ignoring any Tax Authority discretion) expires within three months after Completion.

Clearances

31.14  All clearances and consents from any Tax Authority that have been applied for by or which relate to the Company were obtained after disclosure of all material facts and considerations; and the transactions for which the clearance or consent was obtained have been carried into effect (if at all) only in accordance with the terms of the application and the clearance or consent.

Deductions

31.15  The Company has deducted or withheld all Taxation which it is or was required or entitled to deduct or withhold from any payments made by it and the Company has duly and punctually complied with all obligations to provide certificates of deduction in respect of such payments and to account for any such Taxation deducted or withheld to the appropriate Tax Authority.

Residence

31.16  The Company:

(a)  is and always has been resident in the jurisdiction in which it was incorporated and is not and has never been resident for any purpose in any other country for the purposes of Taxation;

(b)  has no permanent establishment (as defined in any relevant double taxation convention) branch agency or place of business outside that jurisdiction; and

(c)  is not within the charge to or liable to be registered for Taxation of any nation country state or other political division other than that jurisdiction.

Corporate Group

31.17  The Company is not and has never been a member of a group of companies as defined in section 170 TCGA (or equivalent legislation of other jurisdictions) nor is it nor has it been a member of a group of companies or of a consortium for the purposes of Pt X Chapter 4 ICTA (or equivalent legislation of other jurisdictions), in each case other than with another Group Company.

Reconstructions etc.

31.18  The Company has at no time since incorporation:

(a)  been engaged in or been a party to any of the transactions set out in sections 213 to 218 ICTA (or equivalent legislation of other jurisdictions) nor has it made or received a chargeable payment as defined in section 218(1) ICTA (or equivalent legislation of other jurisdictions); or

(b)  been a party to or involved in any transaction falling within (or which would but for section 137 TCGA have fallen within) any of sections 126-139 TCGA (reorganisations share exchanges and reconstructions) (or equivalent legislation of other jurisdictions).

Depreciatory Transactions

31.19  No allowable loss which has accrued on the disposal by the Company of any material asset is likely to be reduced or chargeable gain increased by virtue of the provisions of sections 30-34, 176 or 177 TCGA (or equivalent legislation of other jurisdictions).

Non-Resident Landlords

31.20  The Company’s landlord, in the case of any leasehold property situated in the UK, is resident in the UK for UK tax purposes.

Close Company

31.21  The Company is and has since incorporation been a close company as defined in section 414 ICTA and is not and has at no time been a close investment holding company as defined in section 13A ICTA.  No distribution within section 418 ICTA (or equivalent legislation of other jurisdictions) has been made or agreed to be made by the Company and no loans or payments within section 419 420 or 422 ICTA (or equivalent legislation of other jurisdictions) have been made or agreed to be made by the Company since incorporation.

Records

31.22  The Company has all material records and documents which it is obliged to hold preserve and retain pursuant to any Taxation Statute and has sufficient records relating to past events to calculate the liability to Taxation of the Company or its entitlement to any relief allowance or deduction including any deduction which would arise on the disposal or realisation at Completion of all assets owned by the Company at that date.

Arm's Length and Transfer Pricing

31.23  All material transactions carried out by the Company or arrangements in which it has been engaged have been entered into and carried out on an arm's length basis and the Company’s liability to any Tax will not fall to be calculated or adjusted in accordance with Schedule 28AA ICTA or otherwise or the transfer pricing provisions of any foreign jurisdiction or double tax convention.

VAT Registration

31.24  For the period of three years, the Company has been a taxable person duly registered for the purposes of VAT with VAT registration number 830713845 and has complied with all material statutory provisions regulations business briefs and notices relating to VAT and has duly and punctually paid to the relevant Tax Authority all amounts of VAT which it ought to have paid.

Taxable Supplies and Input Tax Credit

31.25  All supplies made by the Company in the course of its trade are taxable supplies for the purposes of VATA.

VAT Groups

31.26  The Company is not and has never been for VAT purposes a member of any group of companies and no application has been made by the Company to be so treated.

VAT and Properties

31.27  The Company has not exercised the election to waive exemption from VAT (pursuant to paragraph 2 of Schedule 10 VATA or any equivalent legislation of a Member State of the European Union) in respect of any property in which it holds an interest.

Capital Goods Scheme

31.28  The Company does not own and has not at any time within the past two years owned any assets which are capital items subject to the Capital Goods Scheme under Part XV of the VAT Regulations 1995 (or any equivalent legislation of a Member State of the European Union).

VAT Bad Debt Relief

31.29  The Disclosure Letter contains full particulars of all claims for bad debt relief made or which may be made by the Company under section 36 VATA (or any equivalent legislation of a Member State of the European Union).

Special VAT Arrangements

31.30  Full details of any special or non-statutory arrangements in relation to VAT or any special method of accounting (including without limitation partial exemption) in relation to VAT agreed by the Company with any relevant Tax Authority are set out in the Disclosure Letter and the Company has at all times materially complied with such arrangements and methods of accounting.

Stamp Duty

31.31  All documents to which the Company is a party or which form part of the Company's title to any asset owned or possessed by it or which the Company may need to enforce or produce in evidence have been duly stamped (and all applicable stamp duties and related interest and penalties duly accounted for and paid) and (where appropriate) adjudicated and no document is held outside the United Kingdom on behalf of the Company which if brought into the United Kingdom would be liable to stamp duty.

Stamp Duty Reserve Tax

31.32  Within the 3 years ending on the date of this Agreement, the Company has not had any liability to pay stamp duty reserve tax.

Stamp Duty Land Tax

31.33  The Company has not entered into any contract for or any option to enter into or a right of pre-emption relating to a land transaction (within the meaning of section 43 FA 2003) since 10 July 2003.

31.34  The Disclosure Letter sets out with specific reference to this paragraph details of all contracts for a land transaction (within the meaning of section 43 FA 2003) which have been entered into by the Company (whether before on or after 11 July 2003) but which have not completed within the meaning of section 44(3) FA 2003 including without limitation details of the parties the land which is the subject matter of the contract the date of the contract whether the contract has been substantially performed within the meaning of section 44(4) FA 2003 and the amount of any consideration paid and payable.

31.35  In the 3 years ending on the date of this Agreement, the Company has not been a party to any transaction or been involved with any arrangement for which relief has been or will be claimed pursuant to the provisions of Schedule 7 to FA 2003 (SDLT group relief) and, so far as the Warrantors are aware, there are no material circumstances as a result of which the Company may be held liable for the unpaid Tax of another Company pursuant to the provisions of paragraph 5 or paragraph 12 of that Schedule after Completion.

31.36  No notice has been served on the Company pursuant to paragraph 6 or paragraph 13 of Schedule 7 FA 2003.

31.37  There are no material circumstances in existence on or before the date of this Agreement which may require the Company to file any land transaction return to HM Revenue & Customs or to amend any land transaction return previously delivered to HM Revenue & Customs for the purposes of stamp duty land tax.

Anti-Avoidance

31.38  The Company has not since incorporation been engaged in or, so far as the Warrantors are aware, been a party to a transaction scheme or arrangement of which the main purpose or one of the main purposes was the avoidance or deferral of or a reduction in liability to Taxation.

31.39  The Company has not been a party to any pre-ordained series of transactions containing one or more steps which have no commercial purpose other than avoiding deferring or saving Taxation or obtaining a Taxation advantage.

Disclosure Rules

31.40  The Company has not entered into any arrangements, transactions or series of transactions where the main benefit was obtaining a Tax advantage such that a disclosure is required under:

(a)  the Tax Avoidance Schemes (Information) Regulations  2004 (as amended);

(b)  the Tax Avoidance Schemes (Promoters and Prescribed Circumstances) Regulations 2004 (as amended); or

(c)  the Tax Avoidance Schemes (Prescribed Descriptions of Arrangements) Regulations 2006;

(d)  the Stamp Duty Land Tax Avoidance Schemes (Prescribed Descriptions of Arrangements) Regulations 2005.

31.41  The Company has not been obliged and is not required to pay any penalties or fines for failure to make such disclosure or for failing to make such disclosure within the prescribed time periods.

Tax Events Since the Accounts Date

 31.42  Since the Accounts Date:

(a)  the Company has not engaged in any transaction in respect of which there may be substituted for the purposes of any Tax a different consideration for the actual consideration given or received by it;

(b)  the Company has not made any payment or incurred any obligation to make a payment over £5,000 which will be prevented (whether on the grounds of being a distribution or for any other reason) from being fully deductible for corporation tax purposes, except for any payment made in the ordinary course of acquiring and disposing of the Company's capital assets;

(c)  no dividend or distribution has been declared, made or paid by the Company and no payment has been made which could be deemed to be a distribution within the meaning of sections 209 – 211 ICTA;

(d)  no disposal or deemed disposal which might give rise to a liability for corporation tax on chargeable gains has been made by the Company; and

(e)  the Company has not been involved in any transaction which has given or, so far as the Warrantors are aware, is likely to give rise to a liability to Taxation on the Company (or would have given or might give rise to such a liability but for the availability of any relief, allowance, deduction or credit) other than corporation tax on accrued trading income of the Company arising from transactions in the ordinary course of business of the Company.

SCHEDULE 6

Limitations on liability under the Warranties

Paragraphs 1.1, 1.3 and 2 below shall apply to all claims under the Warranties (including the Tax Warranties) and/or (with the exception of paragraph 2.2) the Tax Deed, whereas the remainder of this Schedule (unless expressly stated otherwise) shall only apply to limit the Warranties (other than the Tax Warranties, which, unless expressly otherwise stated in this Schedule, are subject to the limitations in the Tax Deed). For the avoidance of doubt, nothing in this Schedule 6 shall apply to limit the Warranties set out in paragraphs 2.1, 3.1 and 3.4 of Schedule 5.

1.  TIME LIMITS

1.1  The Warrantors shall not be liable in respect of any claim under the Warranties or the Tax Deed (a "Relevant Claim" and "Relevant Claim" shall exclude claims under the Tax Deed and/or Tax Warranties other than for the purposes of this paragraph  1.1 and paragraph 1.3) unless written notice (setting out the amount and reasonable details thereof, including the alleged basis of liability on which the Purchaser relies) of such claim has been given to the Vendors' Representatives:

(a)  in the case of a claim under the Warranties (other than the Tax Warranties), by not later than midnight on the 18 month anniversary of Completion; and

(b)  in the case of a claim under the Tax Warranties or the Tax Deed, by not later than midnight on the seventh anniversary of Completion,

(such date being referred to in this Schedule as the "Expiry Date").

1.2  Any Relevant Claim made before the Expiry Date shall, if it has not been previously satisfied, settled or withdrawn, be deemed to have been withdrawn and shall become fully barred and unenforceable (and the Warrantors' liability in respect of such Relevant Claim shall absolutely terminate) on the expiry of the period of 6 months after notice of such Relevant Claim was given to the Vendors’ Representatives in accordance with paragraph 1.1 of this Schedule, unless proceedings in respect thereof shall have been commenced against the Warrantors or any of them (and for this purpose proceedings shall not be deemed to have been commenced unless they shall have been issued and served upon the Warrantors or any of them).

1.3  Until the Retention Claim Date a notice given under paragraph 1 of Schedule 7 shall constitute notice under paragraph 1.1 above.

2.  MONETARY LIMITS

2.1  The Warrantors shall not be liable in respect of any single claim under the Warranties or the Tax Deed if the liability of the Warrantors in respect of such claim would (but for this paragraph 2.1) have been less than £20,000. A series of claims arising out of the occurrence of the same event or circumstances shall be treated as a single claim for the purposes of this paragraph 2.1. For the avoidance of doubt, the Warrantors shall be liable for the total amount of all claims under the Warranties or Tax Deed exceeding £20,000 and not merely the excess over £20,000.

2.2  The Warrantors shall not be liable in respect of any claim under the Warranties  unless and until the aggregate amount of all claims under the Warranties (after giving due effect to paragraph 2.1 above) shall exceed £175,000 but in such event the Warrantors shall be liable for the total amount of all such claims and not merely the excess over £175,000.

2.3  The total aggregate liability of the Warrantors in respect of all claims under the Warranties, Clause 7.1 and the Tax Deed shall not exceed £2,750,000 (inclusive of costs and interest).

2.4  The Purchaser shall not be entitled to require any claim under the Warranties, Clause 7.1 or the Tax Deed to be satisfied by the Warrantors by any means other than by deduction from the Retention Amount in accordance with Schedule 7 unless (and to the extent that) the amount so claimed exceeds the amount then standing to the credit of the Retention Amount (excluding for this purpose any amounts in respect of any other Claims which have not yet become Settled Claims and any amounts reserved in respect of Disputed Claims, in each case as defined in Schedule 7).

3.  EXCLUSION OF CERTAIN CLAIMS

3.1  The Warrantors shall not be liable in respect of any Relevant Claim if and to the extent that:

(a)  specific allowance, provision or reserve in respect of the matter giving rise to the claim has been made in the Accounts, the Management Accounts or the Completion Accounts; or

(b)  the claim would not have arisen but for an act, omission or transaction carried out or entered into at the specific request of or with the informed consent of the Purchaser before Completion or pursuant to the terms of this Agreement or any other Transaction Document; or

(c)  the claim would not have arisen but for a voluntary act, omission or transaction carried out or entered into by any Group Company (other than any such act or omission or transaction carried out by or at the request of the Warrantors) after Completion outside the ordinary course of its business and which the Purchaser knew or ought reasonably to have known would give rise to a claim; or

(d)  the claim would not have arisen but for a failure or omission by any Group Company to make any claim, election, surrender or disclaimer under or in connection with the provisions of any enactment or regulation after Completion, the anticipated making of which was taken into account in computing the provision for Taxation in the Accounts, and to the extent that the amount of any Relevant Claim is increased by any of the matters referred to in sub-paragraphs 3.1 (b), (c) and (d), the Warrantors shall not be liable to the extent of such increase.

3.2  The Warrantors shall not be liable in respect of any claim under any of the Warranties if and to the extent that the claim arises or is increased as a result of:

(a)  the passing or coming into force of, or any change in, any legislation after the date of this Agreement; or

(b)  any increase in the rate of Taxation or any imposition of new Taxation after the date of this Agreement.

4.  THIRD PARTY CLAIMS

4.1  If a claim, demand or action is made, brought or threatened against any Group Company by any third party after Completion (a "Third Party Claim") and the Third Party Claim (or the matter giving rise thereto) is likely to give rise to or provide grounds for a Relevant Claim, the Purchaser shall:

(a)  notify the Vendors' Representatives of the Third Party Claim as soon as reasonably practicable after becoming aware thereof and thereafter keep the Vendors' Representatives aware of all material developments in relation to the Third Party Claim; and

(b)  consult with the Vendors' Representatives in relation to the Third Party Claim and in relation to the action to be taken in response thereto.

4.2  Without prejudice to paragraphs 1 and 4.1 above and 9 below, if the Purchaser considers that it is reasonably likely that it will make a Relevant Claim against the Warrantors, it shall promptly so notify the Warrantors in writing, giving reasonable particulars thereof, and for a period of 30 days after such notification shall afford the Warrantors the opportunity to take reasonable steps to remedy the matter giving rise to such Relevant Claim (provided that nothing in this paragraph 4.2 shall entitle the Warrantors to take any action which the Purchaser reasonably considers (acting in good faith) is likely to have a material adverse effect on the business of the Group or the Purchaser's Group (including, without limitation, any material effect on relationships with customers, suppliers, intermediaries or agents)). If the matter giving rise to such Relevant Claim is remedied without loss or damage to the Purchaser within such 30 day period, the Purchaser shall not be entitled to any compensation in respect thereof. For the avoidance of doubt, if any action taken by the Warrantors pursuant to this paragraph 4.2 shall increase the amount of any Relevant Claim, the Warrantors shall be liable for the full amount of the Relevant Claim as so increased.

5.  CONTINGENT CLAIMS

5.1  The Warrantors shall be under no liability in respect of any Relevant Claim which is based upon a liability of a Group Company which is contingent only (a "Contingent Claim") unless and until such liability becomes an actual liability or becomes  capable of being quantified.

5.2  A Contingent Claim must be notified to the Vendors' Representative before the Expiry Date. However, provided that it has been so notified, the 6 month period referred to in paragraph 1.2 shall, in the case of a Contingent Claim, commence on the date that the underlying contingent liability becomes an actual liability or becomes (in the Purchaser's reasonable opinion) capable of being quantified.

6.  RECOVERY FROM THIRD PARTIES

6.1  Where the Purchaser or any member of the Purchaser's Group is at any time entitled to recover from some other person (other than an insurer under an insurance policy which shall be dealt with under paragraph 7 of this Schedule) any sum in respect of any matter or event which gives rise to a Relevant Claim, the person so entitled shall  use reasonable endeavours to recover that sum and:

(a)  the amount of the Relevant Claim shall be reduced by the amount of any sum so recovered (net of all reasonable costs of recovery and any tax payable); or

(b)  in the event of the recovery being delayed until after the Relevant Claim has been satisfied by the Warrantors, the Purchaser shall pay to the Warrantors  an amount equal to the lesser of (i) any sum so recovered (net of all reasonable costs of recovery and any tax payable), and (ii) the amount paid to the Purchaser by the Warrantors in respect of the Relevant Claim, provided that none of the provisions contained in this paragraph 6 shall oblige the Purchaser to take any action if the Purchaser reasonably considers (acting in good faith) that such action is likely to have a material adverse effect on the business of the Group or the Purchaser's Group (including, without limitation, any material effect on relationships with customers, suppliers, intermediaries or agents).

6.2  For the avoidance of doubt, a Relevant Claim in respect of a matter which is also the subject of a recovery claim against some other person pursuant to paragraph 6.1 must be notified to the Vendors' Representatives before the Expiry Date. However, provided that it has been so notified, the 6 month period in paragraph 1.2 shall, in the case of such a claim, commence on the date that the recovery claim against the other person is finally settled or finally determined.

7.  RECOVERY FROM INSURERS

7.1  If any member of the Group is entitled to claim under any policy of insurance (other than a policy of insurance held by any member of the Purchaser's Group and specifically relating to the Warranties and/or the Tax Deed) in respect of any matter which also gives rise to a Relevant Claim, then the Purchaser shall take no action to pursue the Relevant Claim (other than to notify the Vendors' Representative of the claim in accordance with paragraph 1.1) unless and until the relevant member of the Group shall have made a claim against its insurers and used reasonable endeavours to pursue such claim and any such insurance claim shall then extinguish or reduce by the amount so recovered such Relevant Claim less all reasonable costs incurred by the Group and/or the Purchaser's Group in effecting such recovery.

7.2  For the avoidance of doubt, a Relevant Claim in respect of a matter which is also the subject of an insurance claim pursuant to paragraph 7.1 must be notified to the Vendors' Representatives before the Expiry Date.  However, provided that it has been so notified, the 6 month period in paragraph 1.2 shall, in the case of such a claim, commence on the date that the insurance claim is finally settled or finally determined.

8.  SINGLE RECOVERY

8.1  The Warrantors shall not be liable in respect of any Relevant Claim if and to the extent that the loss occasioned by the breach has been recovered by the Purchaser pursuant to a claim under any other Warranty, any Tax Warranty or the Tax Deed.  The Purchaser shall not be entitled to recover more than once in respect of the same loss.

9.  MITIGATION

Nothing in this Schedule shall relieve the Purchaser of any common law duty to mitigate any loss or damage which it may suffer as a result of any matter giving rise to a claim under the Warranties (including the Tax Warranties).

10.  GENERAL

Any payment by the Warrantors in respect of any claim under the Warranties or the Tax Deed shall be treated as a reduction in the Consideration.

SCHEDULE 7

Retention

In this Schedule, unless the context requires otherwise:

"Claim" means any claim made by the Purchaser under the Warranties, Clause 7.1 or the Tax Deed;

"Disputed Claim" has the meaning given to that expression in paragraph 1;

"Retention Payment Date" means the 18 month anniversary of Completion;

"Notification Date" has the meaning given to that expression in paragraph 1; and

"Settled Claim" has the meaning given to that expression in paragraph 4;

1.  If the Purchaser has a Claim against the Warrantors it may at any time prior to the Retention Claim Date by written notice to the Vendors' Representatives require the amount of the Claim (once a Settled Claim) to be satisfied by a deduction of the amount standing to the credit of the Retention Amount.  The date of receipt of the notice shall be referred to as the "Notification Date".  In respect of any such notice:

(a)  it shall specify the monetary amount claimed or (if the amount cannot then be specified) the Purchaser's bona fide best estimate of the maximum monetary amount claimed and shall give reasonable particulars of the breach or other event to which the Claim relates;

(b)  the Vendors' Representatives may within 15 Business Days of the Notification Date give the Purchaser written notice of objections to the Claim and that part of the amount (or estimated amount) claimed to which they object and, if they so object, that Claim or the disputed part of it shall be referred to as a "Disputed Claim" and an amount equal to the Disputed Claim (or the remaining amount standing to the credit of the Retention Amount if less) shall remain as credited to the Retention Amount and an amount equal to the undisputed part of the Claim (or the remaining amount standing to the credit of the Retention Amount if less) shall be deducted from the Retention Amount and any such deduction shall satisfy the undisputed part of the Purchaser's Claim to the extent of any such deduction;

(c)  if the Vendors' Representatives do not give the Purchaser notice under paragraph 1(b) of this Schedule 7, the amount claimed shall be deducted from the Retention Amount (or the remaining amount standing to the credit of the Retention Amount, if less) and any such deduction shall satisfy the Purchaser's Claim to the extent of any such deduction.

2.  On the Retention Payment Date there shall be paid to the Covenantors the amount standing to the credit of the Retention Amount after deduction of:

(i)  any amount due to be deducted from the Retention Amount under paragraphs 1 or 3 but not yet deducted; and

(ii)  the total amount claimed in respect of any Disputed Claims which:

(A)  have not, as at that date, become Settled Claims; and

(B)  in the written opinion of a barrister of at least 10 years' standing instructed by the Purchaser and the Warrantors (or in default of such agreement within 10 Business Days, appointed by the Chairman of the Bar Council from time to time) have, on the balance of probabilities, a reasonable prospect of success, which Disputed Claims shall be dealt with under paragraph 5.

3.  If a Disputed Claim has become a Settled Claim (whether before or after the Retention Payment Date), an amount equal to the amount of the Settled Claim (or the remaining amount standing to the credit of the Retention Amount, if less) shall be deducted from the Retention Amount upon the Claim becoming a Settled Claim.

4.  A Disputed Claim shall be regarded as a "Settled Claim" if:

(a)  the Vendors' Representatives and the Purchaser (or their respective solicitors) shall so agree in writing and the amount of the Settled Claim shall be the amount so agreed; or

(b)  a court of competent jurisdiction has awarded judgment in respect of the Disputed Claim and no right of appeal lies in respect of such judgment or the parties are debarred whether by passage of time or otherwise from exercising any such right of appeal and the amount of the Settled Claim shall be the amount awarded by the court; or

(c)  in the case of claims under the Tax Deed, a payment by Warrantors in relation to a liability that is the subject of a Disputed Claim has become due in accordance with Clause 5 of the Tax Deed.

5.  Where an amount remains to the credit of the Retention Amount after the Retention Payment Date, the following amounts shall be paid to the Covenantors from the Retention Amount:

(a)  where a Disputed Claim has become a Settled Claim and the amount of that Disputed Claim exceeded the amount of the Settled Claim, the excess;

(b)  where proceedings in respect of a Disputed Claim shall not have been commenced in a court of competent jurisdiction on or before 9 months from the Notification Date in respect of that Disputed Claim, the amount of that Claim; and

(c)  where the Purchaser has by notice withdrawn a Disputed Claim (in whole or in part), the amount of that Disputed Claim or amount attributable to the part withdrawn,

unless, following any such payment, the amount remaining to the credit of the Retention Amount would be less than the total amount of all Disputed Claims in which case the amount payable under this paragraph 5 shall be the amount (if any) by which the amount remaining to the credit of the Retention Amount exceeds the total amount of all Disputed Claims. Any payment under this paragraph 5 shall be made as soon as practicable after the date on which, under this paragraph 5, the amount is no longer liable to be retained and in any event within 10 Business Days of such date.

6.  For the purposes of this Schedule:

(a)  any amounts paid to the Covenantors under this Schedule 7 shall be paid by the issue of Loan Notes of principal amount equal to the amount to be paid;

(b)  any amounts deducted from the Retention Amount under paragraphs 1 and 3 of this Schedule 7 shall constitute a decrease in the Consideration;

(c)  proceedings shall not be treated as having been commenced by the Purchaser unless they shall have been issued and served on the Warrantors;

(d)  nothing in this Schedule 7 shall operate to prevent the Purchaser from recovering from the Warrantors any amount which would have been payable to the Purchaser under paragraphs 1 and 3 of this Schedule 7 but was not so paid because the total of the amounts deducted from the Retention Amount under those paragraphs exceeded the Retention Amount;

(e)  without limiting paragraph (d), the provisions of this Schedule 7 shall not be regarded as imposing any limit to the amount of any claims under the Warranties and/or the Tax Deed and/or otherwise under this Agreement or any date by which such claims shall be made;

(f)  nothing in this Schedule 7 shall operate to require any set off against the amount standing to the credit of the Retention Amount any amounts found to be owing by the Purchaser to the Vendors or any of them; and

(g)  any payments made to the Covenantors under this Schedule 7 shall be apportioned as follows:

Covenantor	Apportionment (%)
Jonathan Davies	29.76
Cameron Munro	29.76
Gil Koenigsberg	7.56
Simon Rees-Goddard	10.06
Paul Middleton	9.61
David Newland	13.25

7.  The Covenantors shall be responsible for the costs of the Vendors' Solicitors and the Purchaser shall be responsible for the costs of the Purchaser's Solicitors in respect of any fees payable in respect of the Retention Amount.

SCHEDULE 8

Earn-Out Accounts

Part 1

1.  Following the end of each Earn-Out Year, the Purchaser or Sapient (as appropriate) shall:

(a)  prepare or cause to be prepared the draft Earn-Out Accounts for the relevant Earn-Out Year (the "Draft Earn-Out Accounts"); and

(b)  issue a draft statement setting out the DCG Revenue and EBITDA or the Eligible Services Revenue (as appropriate) (and in the case of the EBITDA statement in the format set out in Part 2 of this Schedule 8) for the relevant Earn-Out Year and the amount of Earn-Out Consideration payable to each of the Vendors in respect of that year (the "Draft Earn-Out Statement").

2.  The Earn-Out Accounts shall be prepared:

(a)  in accordance with the accounting principles, practices and policies and the other requirements set out in paragraph 11 of this Schedule; and

(b)  subject to sub-paragraph (a) above, in accordance with US GAAP.

3.  The Purchaser shall cause the Draft Earn-Out Accounts and the Draft Earn-Out Statement to be delivered to the Vendors' Representatives as soon as reasonably practicable and in any event within 60 Business Days following the end of the relevant Earn-Out Year.

4.  The Vendors shall procure that the Vendors' Representatives shall within the period of 40 Business Days following delivery of the Draft Earn-Out Accounts and the Draft Earn-Out Statement in accordance with paragraph 3 above (the "Earn-Out Agreement Period") either:

(a)  confirm on behalf of the Vendors their agreement with the Draft Earn-Out Accounts and the Draft Earn-Out Statement delivered in accordance with paragraph 3; or

(b)  give notice in writing to the Purchaser that the Vendors dispute the Draft Earn-Out Accounts and the Draft Earn-Out Statement (a "Dispute Notice").

5.  Any Dispute Notice shall set out:

(a)  the matters which are disputed (the "Disputed Matters");

(b)  the reasons why such matters are disputed; and

(c)  (so far as practicable) the monetary effect that the Vendors believe each of the Disputed Matters has on the calculation of the DCG Revenue, EBITDA or Eligible Services Revenue (as appropriate) and the Earn-Out Consideration for the relevant Earn-Out Year in question.

6.  If the Vendors' Representatives:

(a)  do not serve a Dispute Notice prior to the expiry of the Earn-Out Agreement Period; or

(b)  during the Earn-Out Agreement Period confirm by notice in writing their joint agreement with the Draft Earn-Out Accounts and the Draft Earn-Out Statement (either as delivered in accordance with paragraph 3 or as modified in such manner as shall be agreed between the Purchaser and the Vendors' Representatives); or

(c)  do serve a Dispute Notice and the aggregate monetary value of the Disputed Matters (as referred to in paragraph 5(c) above) is £10,000 or less,

the Draft Earn-Out Accounts and the Draft Earn-Out Statement shall constitute the Earn-Out Accounts and the Earn-Out Statement for the relevant Earn-Out Year and shall be final and binding on the Purchaser, the Vendors' Representatives and the Vendors.

7.  If the Vendors' Representatives serve a Dispute Notice in accordance with paragraph 4, then the Vendors' Representatives and the Purchaser shall use their respective reasonable endeavours to resolve the Disputed Matters as soon as reasonably practicable and in any event within the period of 20 Business Days following the date of service of the Dispute Notice (or such longer period as may be agreed in writing between the Vendors' Representatives and the Purchaser) (the "Dispute Resolution Period") and either:

(a)  if the Purchaser and the Vendors' Representatives reach agreement on the Disputed Matters during the Dispute Resolution Period, the Draft Earn-Out Accounts and the Draft Earn-Out Statement shall be modified to reflect such agreement and, as so modified, shall constitute the Earn-Out Accounts and the Earn-Out Statement and shall be final and binding on the Purchaser, the Vendors' Representatives and the Vendors; or

(b)  if the Purchaser and the Vendors' Representatives do not reach agreement on the Disputed Matters prior to the expiry of the Dispute Resolution Period, then either the Purchaser or the Vendors' Representatives may refer the dispute to such independent firm of accountants who are familiar with or practised in US GAAP (the "Expert") as may be agreed between the Purchaser and the Vendors' Representatives or, in default of such agreement within 10 Business Days following the expiry of the Dispute Resolution Period, as may (on the application of either the Purchaser or the Vendors' Representatives) be nominated by the President for the time being of the Institute of Chartered Accountants in England and Wales.

8.  Where a reference is made to an Expert pursuant to paragraph 7:

(a)  the Expert shall be instructed to make a determination only in relation to the Disputed Matters specified in the Dispute Notice;

(b)  the Expert shall be instructed to determine the Disputed Matters in accordance with the accounting principles, practices and policies and the other requirements set out or referred to in paragraph 2;

(c)  the Expert shall be requested to make his determination and to notify the same to the Purchaser and the Vendors' Representatives within 60 Business Days after the reference to him (or such longer period as the Expert may reasonably determine);

(d)  in making his determination, the Expert shall act as an expert and not as an arbitrator;

(e)  the Expert shall, in his reasonable discretion, determine the procedures which are to apply in connection with the conduct of the reference to him and the Expert may, to the extent he considers reasonably necessary, instruct professional advisers to assist him in reaching his determination;

(f)  the decision of the Expert shall, in the absence of fraud or manifest error, be final and binding on the Purchaser, the Vendors' Representatives and the Vendors;

(g)  following the notification of the Expert's determination to the Purchaser and the Vendors' Representatives, the Draft Earn-Out Accounts and the Draft Earn-Out Statement shall be amended as necessary to reflect the decision of the Expert in relation to the Disputed Matters and, as so amended, shall constitute the Earn-Out Accounts and the Earn-Out Statement for the relevant Earn-Out Year and shall be final and binding on the Purchaser, the Vendors' Representatives and the Vendors;

(h)  the costs of the Expert shall be borne by the Purchaser and the Vendors in the proportions he directs (and the Expert shall be instructed to make such costs direction having regard in particular to the submissions of the parties compared to the determination) or, in the absence of any such direction, equally between the Purchaser on the one hand and the Vendors on the other; and

(i)  the Purchaser and the Vendors shall provide or procure the provision to the Expert of all such information and documentation as the Expert shall reasonably require (including access to the books and records and personnel of the Company).

9.  The Purchaser and the Vendors shall bear their own respective costs incurred in connection with the preparation, review and finalisation of the Draft Earn-Out Accounts, the Draft Earn-Out Statement, the Earn-Out Accounts and the Earn-Out Statement and the agreement or determination of the DCG Revenue, EBITDA and Eligible Services Revenue (as appropriate) and the Earn-Out Consideration (including any costs incurred in connection with any reference to an Expert pursuant to paragraph 7).

10.  The Purchaser and the Vendors shall provide or procure the provision to the other of such information and documentation in or under their respective possession or control (including access to personnel, books, and records and working papers) as the other may reasonably request in connection with the preparation or review of the Earn-Out Accounts and the Earn-Out Statement as soon as reasonably practicable following such request.

11.  The following specific accounting policies shall apply to the Earn-Out Accounts:

(a)  the revenue recognition policies adopted by Sapient for the purposes of its Securities and Exchange Commission filings shall be used to identify Revenue;

(b)  any adjustments made in converting the Completion Accounts from UK GAAP to US GAAP for the purposes of preparing an opening balance sheet for Year One shall be excluded so as to prevent any double-counting of such adjustments;

(c)  any additional costs required by the Purchaser or any member of the Purchaser's Group to be incurred by the Group during Year One which are:

(i)  not of a kind currently incurred by the Group at the date of Completion, save where such costs are reasonably necessary for the running of the Group in the course of carrying on its business in the manner in which it was carried on at Completion (or as such business may be developed by the Covenantors thereafter); or

(ii)  not reasonably necessary for the running of the Group in the course of carrying on its business in the manner in which it was carried on at the date of Completion (or as it may be developed by the Covenantors thereafter), shall be excluded for the purposes calculating EBITDA. For the avoidance of doubt, additional costs which are required to be incurred as a result of the Group becoming a part of the Purchaser's Group shall be excluded for the purposes of calculating EBITDA;

(d)  any management charge required by the Purchaser or any member of the Purchaser's Group to be paid by any Group Company to a member of the Purchaser's Group (other than a Group Company) during Year One for the purposes of tax or transfer pricing strategy shall be excluded for the purposes calculating EBITDA;

(e)  to the extent that:

(i)  during Year One, employees of the Group are engaged to provide services to any member of the Purchaser's Group other than a Group Company, then an amount equal to Sapient's standard internal labour rates charged for such services (as contemplated under paragraph 3(c) of Schedule 9) plus the average gross margin that the Group Company would have achieved in respect of such services had they been supplied by the Group Company to a third party customer in the ordinary course of business shall be included in the Earn-Out Accounts for the purposes of calculating DCG Revenue and the Group's EBITDA; and

(ii)  during Years Two and Three, employees who are predominantly engaged in the provision of Eligible Services are engaged to provide services to any member of the Purchaser's Group (other than Eligible Services), then an amount equal to Sapient's standard internal labour rates charged for such services (as contemplated under paragraph 3(c) of Schedule 9) plus the average gross margin that the Relevant Group Company would have achieved in respect of such services had they been supplied by the Relevant Group Company to a third party customer for the provision of Eligible Services, shall be included in the Earn-Out Accounts for the purposes of calculating the Eligible Services Revenue, provided that nothing in this paragraph 11(e) shall result in any double-counting of amounts received for relevant services provided at Sapient's standard internal labour rates (as contemplated under paragraph 3(c) of Schedule 9);

(f)  notwithstanding paragraph 11(c) of this Schedule, a deduction of up to £35,000 (in aggregate) may be made from EBITDA in respect of the provision by the Purchaser's Group of the services of Peter Shanley (or equivalent personnel) at Sapient's standard internal labour rates to assist the Group's finance function; and

(g)  notwithstanding paragraph 11(c) but subject to paragraph 11(f) of this Schedule, in the event that the Purchaser or any member of the Purchaser's Group requires the Group to:

(i)  engage any personnel to provide services to the Group's UK finance function in excess of the current headcount as at Completion (6 people plus one vacancy to be filled, as referred to below) or increase the aggregate remuneration payable to such personnel in excess of the amount payable as at Completion (other than to fill the current vacancy for a junior finance clerk at the applicable remuneration); or

(ii)  engage any personnel to provide services to the Group's US finance function in excess of the current headcount as at Completion (1 person) or increase the aggregate remuneration payable to such personnel in excess of the amount payable as at Completion; or

(iii)  make any changes to the outsourcing arrangements in place as at Completion in respect of the Group's Singapore finance function,

then any additional costs incurred by the Group as a result of such measures shall be excluded from EBITDA.

Part 2

Pro-forma EBITDA Statement

£
EBITDA target	£2,910,000
Plus/minus EBITDA Variance	●/(●)
Adjusted EBITDA Target	●
EBITDA (as set out in Earn-Out Accounts)	●
% of adjusted EBITDA Target achieved	●%
Amount of Earn-Out Payment under Clause 3.3(b)	●

SCHEDULE 9

Conduct of business during Earn-Out Period

1.  Each of the Purchaser and Sapient undertakes to and with each of the Vendors that, during the Earn-Out Period, it will and will procure that each member of the  Purchaser's Group will (unless the Vendors' Representatives otherwise give their prior written consent):

(a)  use all reasonable and proper means to maintain, improve and extend the Eligible Services;

(b)  not take any action (nor procure that any action is taken) which is intended to affect adversely the profitability or revenue of any Group Company (in Year One) or the Eligible Services Revenue (in Year Two or Year Three);

(c)  in Year One not dispose of all or any part of the share capital of any Group Company or any interest therein except where, in the case of the Company, it remains within the Purchaser's Group, or in the case of any other Group Company, it remains in the Group, in each case following such disposal;

(d)  in Year One procure that neither it nor any other member of the Purchaser's Group will acquire or commence or carry on a new business or acquire or establish any company which would be likely to compete with any business carried on by the Group as at the Completion Date except where such business is conducted through the Group;

(e)  in Year One procure that all enquiries or orders received for Eligible Services are directed to the Group and are not referred, transferred or allocated to any other member of the Purchaser's Group;

(f)  save where the Purchaser is advised by a licensed insolvency practitioner that the directors of a Group Company are under a duty to do so, not petition for the winding-up of any Group Company or permit or procure the passing of a resolution to wind up any Group Company voluntarily or permit or procure the appointment of an administrator of any Group Company or of any receiver or administrative receiver over the whole or any part of the assets or undertaking of any Group Company;

(g)  in Year One procure that the management team of the Group (including Cameron Munro and Jonathan Davies provided that they are still employed by the Company) shall be responsible for the day to day running of the business of the Group, subject to the overall supervision and direction of (i) the board of directors of each Group Company; (ii) the management of the TRM Practice (reporting to Chip Register or his successor); and (iii) the corporate governance and management policies and practices adopted by the Purchaser's Group from time to time;

(h)  not terminate the employment of any of the Covenantors other than: (i) in circumstances where a Covenantor has been or was entitled to have been summarily dismissed under the terms of such Covenantor's contract of employment; or (ii) where the board of directors of the Company reasonably determines that the Covenantor was not performing his duties to a standard that could reasonably be expected of such Covenantor having regard to his position and level of seniority;

(i)  not require any Covenantor (unless he consents to do so) to provide services to any member of the Purchaser's Group other than to a Group Company in Year One or which are not Eligible Services in Year Two or Year Three; and

(j)  in Year One not solicit or endeavour to entice away, offer employment to, employ or offer to conclude any contract for services with any person who was at Completion or is at any time during Year One engaged by any member of the Group.

2.  Without prejudice to the generality of the foregoing, each of the Purchaser and Sapient further undertakes to and with each of the Vendors that, during the Earn-Out Period, it will exercise all of its rights available to it (whether as shareholder (direct or indirect) of any member of the Purchaser's Group or through directors appointed to the board of directors of any member of the Purchaser's Group) so as to procure that no Group Company shall, save with the prior written consent of the Vendors' Representatives:

(a)  enter into any contract, transaction or arrangement otherwise than in the ordinary and usual course of its trading and on arm's length terms (provided that any transactions between any Group Company or member of the Purchaser's Group providing Eligible Services (in respect of such services) of the one part and any other member of the Purchaser's Group of the other part shall be carried out pursuant to Sapient's standard inter-company agreements or in accordance with Sapient's normal business practices (including its standard internal labour rates));

(b)  in Year One declare, make or pay any dividend or other distribution (other than to another member of the Group);

(c)  in Year One make any loans to any other member of the Purchaser's Group;

(d)  in Year One sell, transfer or otherwise dispose of the whole or any part of its undertaking and assets or cease to carry on its business or any part thereof (other than the transfer of employees or contractors from employment or engagement with the Group to employment or engagement with a customer in the ordinary course of business) except to another member of the Group or in the ordinary course of business, whether by a single transaction or by a series of transactions (whether  related or not);

(e)  in Year Two or Year Three sell, transfer or otherwise dispose of the whole or any part of any undertaking or assets providing Eligible Services or cease to carry on any business providing Eligible Services or any part thereof (other than the transfer of employees or contractors from employment or engagement with the Group to employment or engagement with a customer in the ordinary course of business) whether by a single transaction or by a series of transactions (whether related or not) except: (i) to another member of the Purchaser's Group; or (ii) in the ordinary course of business;

(f)  during Year One pay any directors' fees to any member of the Purchaser's Group (other than a Group Company) or to any directors or officers appointed by or at the request of the Purchaser;

(g)  in Year One acquire any other business or acquire or subscribe for shares in any other company;

(h)  in Year One borrow or raise money or secure any liabilities otherwise than on normal commercial terms in the ordinary course of business;

(i)  in Year One acquire or dispose of any freehold or leasehold property;

(j)  in Year One appoint any employees or contractors (other than replacements for existing employees or contractors on materially the same emoluments and fees) nor increase the emoluments or fees of employees or contractors, other than as expressly contemplated in the Budget;

(k)  in Year One, pay any bonuses to the employees and/or contractors of the Group in excess of (in aggregate) £600,000 (gross of tax).

3.  Each of the Purchaser and Sapient undertakes to each of the Vendors that:

(a)  in the event that during Year One any Group Company shall, in the course of carrying on its business, require goods or services of a type or kind which the Purchaser's Group is able to supply or provide, then the Purchaser shall procure that such goods or services are supplied to the Group Company on Sapient's standard inter-company costs (including its standard internal labour rates);

(b)  in the event that during Year One any Group Company shall, in the course of carrying on its business, require goods or services of a type or kind which is the same as or similar to goods or services which are at the relevant time supplied or provided to any member of the Purchaser's Group by any third party, then the Purchaser shall use all reasonable endeavours to procure that such goods or services are supplied or provided to the Group Company on terms which are no less favourable to the Group Company than those on which such goods or services are supplied or provided to the relevant member of the Purchaser's Group;

(c)  in the event that during the Earn-Out Period any member of the Purchaser's Group shall, in the course of carrying on its business, require goods or services of a type or kind which a Group Company or a member of the Purchaser's Group providing Eligible Services (in respect of such services)  is able to supply or provide, then the Purchaser shall procure that such member shall obtain such goods or services from the Group Company or the relevant member of the Purchaser's Group providing Eligible Services, provided always that the Group Company or the relevant member of the Purchaser's Group providing Eligible Services is able to supply or provide such goods or services, on Sapient's standard inter-company costs (including its standard internal labour rates).

4.  The Purchaser further undertakes to each of the Vendors that it will procure that during the Earn-Out Period:

(a)  there is prepared and delivered to the Vendors' Representatives within 30 Business Days of the end of each financial quarter management accounts of the Relevant Group for that quarter; and

(b)  the Vendors' Representatives are given such financial and other information and documentation as they may reasonably request in order to enable the Vendors to monitor the performance of the Relevant Group, and the Vendors shall provide such assistance as the Purchaser may reasonably request to enable it to comply with this paragraph 4.

5.  In the event of a breach of this Schedule 9, the relevant DCG Revenue and/or EBITDA and/or Eligible Services Revenue, as appropriate, shall be adjusted so as to eliminate the effect of such breach thereon and the Purchaser shall have no further liability or obligation in respect of such breach.

6.  The Purchaser, Sapient and the Covenantors agree to co-operate in good faith to identify and implement costs savings as part of the management of the business of the Group Companies during Year One, provided that such measures are reasonable and are not reasonably likely to have an adverse affect on the business of the Group or conflict with the parties' intention to maintain, improve and extend the Eligible Services.

SCHEDULE 10

Part 1

1.  ACCOUNTING TREATMENT - GENERAL

1.1  The Completion Accounts shall be prepared:

(a)  in accordance with the specific accounting principles, practices and policies and the specific accounting bases and treatments set out in Part 1 of this Schedule 10;

(b)  in accordance with UK GAAP; and

(c)  on the same basis and using same the accounting principles, practices and policies applied in the preparation of the Accounts.

1.2  In the event of any conflict between the application of sub-paragraphs (a), (b) and (c) of paragraph 1.1, the application of sub-paragraph (a) shall take precedence over the application of sub-paragraphs (b) and (c) and the application of sub-paragraph (b) shall take precedence over the application of sub-paragraph (c).

1.3  The Completion Accounts shall be prepared on the basis that they relate to the Group Companies as a going concern and shall exclude any effect of the change of control or ownership of the Group Companies contemplated by this Agreement or any other effect of this Agreement.

1.4  In preparing and finalising the Completion Accounts, no account shall be taken of any event taking place after Completion.

2.  ACCOUNTING TREATMENT - SPECIFIC

The following policies shall be taken into account in drawing up the Completion Amounts:

(a)  any amounts payable to the Company as result of the exercise of share options shall be excluded;

(b)  no amounts shall be included in relation to any corporation tax refund, deduction  or deferred tax asset which the Company may be able to claim as a result of the exercise of options by the Optionholders immediately prior to Completion;

(c)  a provision shall be included in respect of any Tax due or payable in respect of the period covered by the Company Accounts.

Part 2

Pro forma Completion Accounts

7/31 £000s

Fixed Assets*
IT Equipment
F.F.& F.
Leasehold Premises
Fixed Assets - NBV

Investments/Set-up Costs

Current Assets
Accounts Receivable
Allowance for doubtful accounts
Other Debtors and Prepayments
Deposits
Sundry Debtors & Accrued Income
Tax Asset
Cash & Bank
Current Assets
Less: Tax Asset
Total Current Assets

Current Liabilities
Accounts Payable
Other Creditors & Accruals
Bonus Provisions
Deferred Income
PAYE/NI
VAT
Bank Facilities
Bank Loan
Deferred Tax
Corporation Tax
Total Current Liabilities

Net Working Capital

Net Assets	[£1,894]

*Fixed Assets shall be as set out in the Management Accounts save for any adjustments which are required to reflect acquisitions and/or disposals and depreciation.

Part 3

Pro forma Net Assets Statement

£
Net Assets (as set out in Completion Accounts)	●
[Amount by which Net Assets exceed £1,994,000]	[●]
[Amount by which Net Assets are less than £1,794,000]	[●]
Total Adjustment pursuant to Clause 6.10 (if any)	[●]

Part 4

Pro forma Variance Statement

EBITDA Variance
£
EBITDA for period from 1/4/08 to 31/7/2008 per Budget	[●]
EBITDA for period from 1/4/08 to 31/7/2008 per Completion Accounts	[●]
EBITDA Variance	[+/-●]

Revenue Variance
£
Revenue for period from 1/4/08 to 31/7/2008 per Budget	[●]
Revenue for period from 1/4/08 to 31/7/2008 per Completion Accounts	[●]
Revenue Variance	[+/-●]

SIGNED by JOSEPH TIBBETTS for and on behalf of SAPIENT LIMITED

SIGNED by ALAN HERRICK for and on behalf of SAPIENT CORPORATION

SIGNED by JONATHAN DAVIES

SIGNED by CAMERON MUNRO

SIGNED by PAUL MIDDLETON

SIGNED by DAVID NEWLAND

SIGNED by each of the VENDORS
whose names and addresses
are set out in Schedule 1,
in each case acting by CAMERON MUNRO

his/her duly appointed attorney
(save where a Vendor has signed
 in their personal capacity above)